Exhibit 99.3

CONVERSION VALUATION APPRAISAL REPORT

Prepared for:

Bancorp 34, Inc.

(Formerly Alamogordo Financial Corp.)

Alamogordo, New Mexico

As Of:

May 16, 2016

Prepared By:

Keller & Company, Inc.

555 Metro Place North

Suite 524

Dublin, Ohio 43017

(614) 766-1426

KELLER & COMPANY

KELLER & COMPANY, INC.

FINANCIAL INSTITUTION CONSULTANTS

555 METRO PLACE NORTH

SUITE 524

DUBLIN, OHIO 43017

_______________________________________

(614) 766-1426                 (614) 766-1459 FAX

May 26, 2016

Board of Directors

Bancorp 34, Inc.

(FormerlyAlamogordo Financial Corp.)

Bank 34

500 East 10th Street

Alamogordo, New Mexico 88310

To the Board:

We hereby submit an independent appraisal (“Appraisal”) of the pro forma market value of the common stock to be issued by the new Bancorp 34, Inc., formerly Alamogordo Financial Corp. (the “Corporation”) in connection with the second stage stock conversion of AF Mutual Holding Company (the “MHC”) from the mutual to the stock form of ownership. The MHC currently owns 54.70 percent of the stock of Alamogordo Financial Corp. (the “Bancorp”), the mid-tier holding company of Bank 34 (the “Bank”), which does not change as a result of the inclusion of the $277 in cash held by the MHC.  The remaining 45.30 percent of the Corporation’s common stock is owned by public shareholders.  The exchange ratios established by the Corporation as applied to the value established herein are 1.3158 shares, 1.5480 shares, 1.7803 shares, and 2.0473 shares for each share of the Corporation’s common stock at the minimum, midpoint, maximum and maximum, as adjusted, respectively, of the valuation range.  This appraisal was prepared and provided to the Corporation in accordance with regulatory appraisal requirements.

Keller & Company, Inc. is an independent, financial institution consulting firm that serves both thrift institutions and banks.  The firm is a full-service consulting organization, as described in more detail in Exhibit A in the Appraisal, specializing in business and strategic plans, stock valuations, conversion and reorganization appraisals, market studies and fairness opinions for thrift institutions and banks.  The firm has affirmed its independence in this transaction with the preparation of its Affidavit of Independence, a copy of which is included as Exhibit C in the Appraisal.

Our appraisal is based on the assumption that the data provided to us by the Bancorp and the Bank and the material provided by the independent auditors, Briggs & Veselka Co., Houston, Texas, are both accurate and complete.  We did not verify the financial statements provided to us, nor did we conduct independent valuations of the Bank's assets and liabilities.  We have also used information from other public sources, but we cannot assure the accuracy of such material.

Board of Directors

Bancorp 34, Inc.

May 26, 2016

In the preparation of this appraisal, we held discussions with the management of the Bancorp and the Bank, with the law firm of Luse Gorman Pomerenk & Schick, PC, Washington, D.C., the Bank's conversion counsel, and with Keefe, Bruyette & Woods, Inc., the Bank’s investment banking firm.  Further, we viewed the Bank's local economy and primary market area and also reviewed the Bank's most recent Business Plan as part of our review process.

This valuation must not be considered to be a recommendation as to the purchase of stock in the Corporation, and we can provide no guarantee or assurance that any person who purchases shares of the Corporation's stock will be able to later sell such shares at a price equivalent to the price designated in this appraisal.

Our valuation will be updated as required and will give consideration to any new developments in the Bank's operation that have an impact on operations or financial condition.  Further, we will give consideration to any changes in general market conditions and to specific changes in the market for publicly-traded thrift institutions.  Based on the material impact of any such changes on the pro forma market value of the Corporation as determined by this firm, we will make necessary adjustments to the Corporation's appraised value in such appraisal update.

It is our opinion that as of May 16, 2016, the pro forma market value or appraised value of the Corporation was $26,000,000 at the midpoint, with a public offering of $14,211,600 or 1,421,160 shares at $10 per share, representing 54.70 percent of the total valuation.  The pro forma valuation range of the Corporation is from a minimum of $22,100,000 to a maximum of $29,900,000, with a maximum, as adjusted, of $34,385,000, representing public offering ranges of $12,079,860 at the minimum to a maximum of $16,343,340, with a maximum, as adjusted, of $18,794,841, representing 1,207,986 shares, 1,634,334 shares and 1,879,484 shares at $10 per share at the minimum, maximum, and maximum, as adjusted, respectively.

The pro forma appraised value of the Corporation as of May 16, 2016, is $26,000,000, at the midpoint with a midpoint public offering of $14,211,600.

Very truly yours,

KELLER & COMPANY, INC.

TABLE OF CONTENTS   (cont.)

LIST OF EXHIBITS

NUMERICAL		PAGE
EXHIBITS

1	Consolidated Balance Sheets -
	At December 31, 2015 and at March 31, 2016	74
2	Consolidated Balance Sheets -
	At June 30, 2011 through 2014	75
3	Consolidated Statements of Income for the
	Year Ended December 31, 2015 and for the
	Twelve Months Ended March 31, 2016	76
4	Consolidated Statements of Income for
	the Years Ended June 30, 2011 through 2014	77
5	Selected Financial Information	78
6	Income and Expense Trends	79
7	Normalized or Core Earnings Trend	80
8	Performance Indicators	81
9	Volume/Rate Analysis	82
10	Yield and Cost Trends	84
11	Net Portfolio Value	85
12	Loan Portfolio Composition	86
13	Loan Maturity Schedule	87
14	Delinquent Loans	88
15	Nonperforming Assets	89
16	Classified Assets	90
17	Allowance for Loan Losses	91
18	Investment Portfolio Composition	92
19	Mix of Deposits	93
20	Certificates of Deposit by Maturity	94
21	Borrowings	95
22	Offices of Bank 34	96
23	Management of the Bank	97
24	Key Demographic Data and Trends	98
25	Key Housing Data	99
26	Major Sources of Employment	100
27	Unemployment Rates	101
28	Market Share of Deposits	102
29	National Interest Rates by Quarter	103
30	Share Data Prices and Pricing Ratios	104
31	Key Financial Data and Ratios	111
32	Recent Second Stage Conversions	119
33	Acquisitions and Pending Acquisitions	120

LIST OF EXHIBITS   (cont.)

NUMERICAL		PAGE
EXHIBITS

34	Balance Sheets Parameters -
	Comparable Group Selection	121
35	Operating Performance and Asset Quality Parameters -
	Comparable Group Selection	122
36	Balance Sheet Ratios
	Final Comparable Group	125
37	Operating Performance and Asset Quality Ratios
	Final Comparable Group	126
38	Balance Sheet Totals - Final Comparable Group	127
39	Balance Sheet - Asset Composition
	Most Recent Quarter	128
40	Balance Sheet - Liability and Equity
	Most Recent Quarter	129
41	Income and Expense Comparison
	Trailing Four Quarters	130
42	Income and Expense Comparison as a Percent of
	Average Assets - Trailing Four Quarters	131
43	Yields, Costs and Earnings Ratios
	Trailing Four Quarters	132
44	Reserves and Supplemental Data	133
45	Comparable Group Market, Pricings and
	Financial Ratios - Stock Prices as of May 16, 2016	134
46	Valuation Analysis and Conclusions	135

47	Pro Forma Effects of Conversion Proceeds - Minimum	136
48	Pro Forma Effects of Conversion Proceeds - Midpoint	137
49	Pro Forma Effects of Conversion Proceeds - Maximum	138
50	Pro Forma Effects of Conversion Proceeds - Maximum,
	as Adjusted	139
51	Summary of Valuation Premium or Discount	140

ALPHABETICAL EXHIBITS		PAGE

A	Background and Qualifications	141
B	RB 20 Certification	145
C	Affidavit of Independence	146

CONVERSION VALUATION APPRAISAL REPORT

Prepared for:

Bancorp 34, Inc.

(Formerly Alamogordo Financial Corp.)

Alamogordo, New Mexico

As Of:

May 16, 2016

INTRODUCTION

Keller & Company, Inc. is an independent appraisal firm for financial institutions and has prepared this Conversion Valuation Appraisal Report ("Report") to provide the pro forma market value of the to-be-issued common stock of the new Bancorp 34, Inc. (the “Corporation”), a newly formed Maryland corporation and the new holding company of Bank 34 (“Bank 34" or the “Bank”), in place of its prior holding company, Alamogordo Financial Corp., in connection with the conversion of AF Mutual Holding Company from the mutual to the stock form of organization.  The shares of common stock to be issued represent the majority interest in the original Alamogordo Financial Corp., which was formed in 1997, as a mid-tier holding company, owned by AF Mutual Holding Company.  Bank 34 is a subsidiary of Bancorp 34, Inc.  Under the Plan of Conversion, AF Mutual Holding Company will cease to exist, with Bank 34 becoming a wholly owned subsidiary of the Corporation.  The existing shares of stock in Alamogordo Financial Corp. will be exchanged for new shares of stock in the Corporation based on their current appraised value as determined in this Report.

The Application is being filed with the Office of the Comptroller of the Currency (“OCC”), the Board of Governors of the Federal Reserve System (“FRB”) and the Securities and Exchange Commission ("SEC").  In accordance with the conversion, there will be an issuance of 54.7 percent of the Corporation’s stock, representing the ownership of AF Mutual Holding Company, in the Corporation, along with the balance of assets held by AF Mutual Holding Company of $277, resulting in an identical 54.7 percent public offering based on the midpoint valuation.  Such Application for Conversion has been reviewed by us, including the Prospectus and related documents, and discussed with the Bank’s management and the Bank’s conversion counsel, Luse Gorman Pomerenk & Schick, PC, Washington, D.C.

This conversion appraisal was prepared based on the guidelines used by the OCC entitled "Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to Stock Form of Organization," in accordance with the OCC application requirements and the Revised Guidelines for Appraisal Reports and represents a full appraisal report.  The Report provides detailed exhibits based on the Revised Guidelines and a discussion on each of

1

Introduction (cont.)

the fourteen factors that need to be considered.  Our valuation will be updated in accordance with the Revised Guidelines and will consider any changes in market conditions for thrift institutions.

We define the pro forma market value as the price at which the stock of the Corporation after conversion would change hands between a typical willing buyer and a typical willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and with both parties having reasonable knowledge of relevant facts in an arm's-length transaction.  The appraisal assumes the Bank is a going concern and that the shares issued by the Corporation in the conversion are sold in noncontrol blocks.

As part of our appraisal procedure, we have reviewed the audited financial statements for the five fiscal years ended June 30, 2011 through 2014, and December 31, 2015, and unaudited financials for the three months ended March 31, 2016, and discussed them with Bank 34’s management and with Bank 34’s independent auditors, Briggs & Vesalka Co., Houston, Texas.  We have also discussed and reviewed with management other financial matters and have reviewed internal projections.  We have reviewed the Corporation's preliminary Form S-1 and the Bank’s preliminary Form AC and discussed them with management and with the Bank’s conversion counsel.

To gain insight into the Bank’s local market condition, we have visited Bank 34’s market area of Otero and Dona Ana Counties in New Mexico and Maricopa County in Arizona.  We have studied the economic and demographic characteristics of the primary market area, and analyzed the Bank’s primary market area relative to Arizona, New Mexico, and the United States.  We have also examined the competitive market within which Bank 34 operates, giving consideration to the area's numerous financial institution offices, mortgage banking offices, and credit union offices and other key market area characteristics, both positive and negative.

We have given consideration to the market conditions for securities in general and for publicly traded thrift stocks in particular.  We have examined the performance of selected

2

Introduction (cont.)

publicly traded thrift institutions and compared the performance of Bank 34 to those selected institutions.

Our valuation is not intended to represent and must not be interpreted to be a recommendation of any kind as to the desirability of purchasing the to-be-outstanding shares of common stock of the Corporation.  Giving consideration to the fact that this appraisal is based on numerous factors that can change over time, we can provide no assurance that any person who purchases the stock of the Corporation in the second stage stock offering will subsequently be able to sell such shares at prices similar to the pro forma market value of the Corporation as determined in this conversion appraisal.

3

I.	DESCRIPTION OF BANK 34

GENERAL

Bank 34 (“Bank 34”) was organized in 1934 as a federally chartered savings and loan association, Alamogordo Federal Savings and Loan Association, later changing its name to Bank 34.  In 1997, the Bank formed its mutual holding company, AF Mutual Holding Company, and its mid-tier holding company, Alamogordo Financial Corp. (“Alamogordo Financial”), becoming the subsidiary of Alamogordo Financial.  In 2000, Alamogordo Financial Corp. completed a minority stock offering.  In March 2016, a new holding was organized, Bancorp 34, Inc., a Maryland corporation, and will become the holding company of Bank 34.  The Bancorp plans to complete a stock offering equal to all the shares owned by AF Mutual Holding Company and resulting in its elimination as well as the elimination of Alamogordo Financial Corp.

Bank 34 conducts its business from its main office, located in Alamogordo, New Mexico, and it branches located in Las Cruces, New Mexico and Scottsdale and Peoria, Arizona.  The Bank also operates eight loan origination offices located in El Paso, Texas; Albuquerque, New Mexico; Scottsdale, Arizona, which were existing offices at December 31, 2015; four newer offices in Tubac, Arizona; Kirkland, Washington; Puyallup, Washington; and Medford, Oregon, which were added in February 2016, and the newest office in Littleton, Colorado, added in May 2016.  The Bank’s primary retail market area is focused on the communities of Alamogordo, Las Cruces, Scottsdale and Peoria, while the Bank’s lending market extends into the surrounding Otero and Dona Ana Counties in New Mexico and Maricopa County in Arizona.

Bank 34’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC") in the Bank Insurance Fund ("BIF").  The Bank is also subject to certain reserve requirements of the FRB.  Bank 34 is a member of the Federal Home Loan Bank (the "FHLB") of Dallas and is regulated by the OCC.  As of March 31, 2016, the Corporation had assets of $278,506,030, deposits of $234,628,770 and equity of $29,890,324.

4

General (cont.)

Bank 34 has been principally engaged in the business of serving the financial needs of the public in its local communities and throughout its primary market area as a community-oriented institution.  Bank 34 has been actively involved in the origination of commercial real estate loans and multi-family loans, and one- to four-family mortgage loans.  At March 31, 2016, 75.5 percent of the Bank’s gross loans consisted of commercial real estate loans and multi-family loans, compared to a smaller 55.0 percent at June 30, 2012, with the primary sources of funds being retail deposits from residents in its local communities.  The Bank is also an originator of one- to four-family loans, commercial and industrial loans and consumer and other loans.  Consumer and other loans include automobile loans, home equity loans, loans on deposit accounts, and other secured and unsecured personal loans.

The Bank had cash and investments of $45.4 million, or 16.3 percent of its assets, excluding FHLB stock which totaled $1,553,000 or 0.6 percent of assets at March 31, 2016.  The Bank had $24.3 million of its investments in mortgage-backed and related securities representing 8.7 percent of assets.  Deposits, principal payments, and equity have been the primary sources of funds for the Bank’s lending and investment activities.  The Bank has also made regular use of FHLB advances.

The total amount of stock to be sold in the second stage stock offering will be $14,222,000 or 1,422,200 shares at $10 per share based on the midpoint of the appraised value of $26.0 million and representing 54.66 percent of the total appraised value.  The net conversion proceeds will be $12.8 million, reflecting conversion expenses of approximately $1,400,000.  The actual cash proceeds to the Bank of $6.4 million will represent 50.0 percent of the net conversion proceeds.  The new ESOP will represent 8.00 percent of the public shares sold or 113,760 shares at $10 per share, representing $1,137,600.  The Bank’s net proceeds will be used to fund new loans and to invest in securities following their initial deployment to short term investments.  The Bank may also use the proceeds to expand services, expand operations, diversify into other businesses, or for any other purposes authorized by law.  The Corporation

5

General (cont.)

will use its proceeds to fund the ESOP, to purchase short-and intermediate-term government or federal agency securities or to invest in short-term deposits.

The Bank has experienced a minimal deposit decrease over the three fiscal years of 2011 to 2014, with deposits decreasing 1.2 percent from June 30, 2011, to June 30, 2014, or an average 0.4 percent per year.  From June 30, 2014, to December 31, 2014, deposits then increased by 49.9 percent, due to the Bank’s acquisition of Bank 1440, Peoria, Arizona, in August 2014.  From December 31, 2014, to December 31, 2015, the Bank’s deposits continued their stronger growth, increasing $23.8 million or 11.8 percent to $225.7 million and then increased $8.9 million or 4.0 percent from December 31, 2015, to March 31, 2016, to $234.6 million.

The Bank has focused on improving its asset quality position, on monitoring its net interest margin and earnings and on maintaining a reasonable equity to assets ratio during the past four years.  Equity to assets decreased from 15.33 percent of assets at June 30, 2011, to 13.22 percent at June 30, 2014, due to the Bank’s negative earnings, impacted by higher provision for loan losses and then decreased modestly to 11.07 percent at December 31, 2015, due to strong growth in assets related to the Bank 1440 acquisition and then decreased further to 10.37 percent at March 31, 2016, due to modest earnings combined with stronger asset growth.

The primary lending strategy of Bank 34 has been to focus on the origination of commercial real estate and multi-family loans and commercial business loans for portfolio loans, with less emphasis on the origination of one- to four-family loans and consumer loans, and home equity loans for retaining in its portfolio.

The Bank’s share of one- to four-family mortgage loans has decreased significantly from 39.6 percent of gross loans at June 30, 2012, to 15.1 percent as of March 31, 2016.  Commercial real estate and multi-family loans have increased from 55.0 percent of loans to 75.5 percent from

6

General (cont.)

June 30, 2012, to March 31, 2016, and commercial business loans have increased from 4.9 percent at June 30, 2012, to 5.5 percent at March 31, 2016.  All types of real estate loans, excluding home equity loans, as a group decreased modestly from 94.6 percent of gross loans at June 30, 2012, to 90.6 percent at March 31, 2016.  The decrease in real estate loans was offset by the Bank’s increase in commercial loans and consumer loans including home equity loans.  The Bank’s share of consumer loans witnessed an increase in their share of loans from 0.5 percent at June 30, 2012, to 3.9 percent at March 31, 2016, and the Bank’s share of commercial business loans increased from 4.9 percent to 5.5 percent, during the same time period.

Management's internal strategy has also included continued emphasis on maintaining an adequate and appropriate level of allowance for loan losses relative to loans and nonperforming assets in recognition of the more stringent requirements within the industry to establish and maintain a higher level of general valuation allowances and also in recognition of the Bank’s higher historical level of nonperforming assets.  At June 30, 2013, Bank 34 had $1,824,000 in its loan loss allowance or 2.00 percent of gross loans, and 242.2 percent of nonperforming loans with the loan loss allowance increasing to $2,052,000 but representing a lower 1.04 percent of gross loans and a lower 151.8 percent of nonperforming loans at March 31, 2016.

The basis of earnings for the Bank has been interest income from loans and investments with the net interest margin being the key determinant of net earnings with a continued emphasis on strengthening noninterest income and controlling noninterest expenses.  With a primary dependence on net interest margin for earnings, current management will focus on striving to strengthen the Bank’s net interest margin without undertaking excessive credit risk combined with controlling the Bank’s interest risk position and continue to strengthen noninterest income.

7

PERFORMANCE OVERVIEW

The financial position of Bank 34 at fiscal year end June 30, 2011, through June 30, 2014, and at December 31, 2015 and March 31, 2016, is shown in Exhibits 1 and 2, and the earnings performance of Bank 34 for the fiscal years ended June 30, 2011 through June 30, 2014, at December 31, 2015 and March 31, 2016, is shown in Exhibits 3 and 4.  Exhibit 5 provides selected financial data at June 30, 2011 through 2014, and at March 31, 2016.  Bank 34 has recently focused on increasing its loan portfolio and deposits, increasing its secondary market loan sales and increasing its asset base in 2015 and for the twelve months ended March 31, 2016.  The most recent trend for the Bank from June 30, 2014, through December 31, 2015, was a strong increase in assets, a modest decrease in investments, a strong increase in loans and a strong increase in deposits, all impacted by the Bank’s acquisition of Bank 1440 in the second half of calendar 2014.

With regard to the Bank’s historical financial condition, Bank 34 experienced a modest decrease in assets from June 30, 2011, through June 30, 2014, with a greater decrease in loans, a modest decrease in deposits, and a moderate decrease in the dollar level of equity over those three years.

The Bank witnessed a decrease in assets of $16.0 million or 8.7 percent for the period of June 30, 2011, to June 30, 2014, representing an average annual decrease of 2.2 percent.  For the year ended December 31, 2015, assets increased $24.5 million or 9.9 percent, and increased $8.9 million or 4.0 percent in the three months ended March 31, 2016.  Over the four fiscal periods of 2011 to 2014, the Bank experienced its largest dollar decrease in assets of $10.5 million in fiscal year 2013, due primarily to a $21.9 million decrease in portfolio loans, with a lesser $7.9 million decrease in deposits.  The Bank had one increase in assets from fiscal 2011 to 2014, in fiscal 2012 of 0.6 percent.

Bank 34’s net loan portfolio, which includes mortgage loans and nonmortgage loans, decreased from $135.4 million at June 30, 2011, to $91.0 million at June 30, 2014, and represented a total decrease of $44.4 million, or 32.8 percent.  The average annual decrease

8

Performance Overview (cont.)

during that period was 8.1 percent.   For the year ended December 31, 2015, net loans increased $18.1 million or 10.4 percent to $192.1 million and then increased $2.8 million or 1.4 percent in the three months ended March 31, 2016.

Bank 34 has obtained funds primarily through deposits, along with FHLB advances in the fiscal year ended December 31, 2015.  The Bank has made regular use of FHLB advances from fiscal 2011 to 2014.  The Bank’s competitive rates for deposits in its local market in conjunction with its focus on service have been the sources for competing for retail deposits.  Deposits decreased $1.7 million or 1.2 percent from fiscal 2011 to 2014, representing an average annual rate of decrease of 0.4 percent, decreasing to $134.7 million at June 30, 2014.  For the year ended December 31, 2015, deposits increased by $23.8 million or 11.8 percent, and then increased $8.9 million or 4.0 percent in the three months ended March 31, 2016.  The Bank’s largest fiscal year deposit decrease was in 2013, when deposits decreased $7.9 million or 5.5 percent.

The Bank witnessed a decrease in its dollar equity level from 2011 to 2014, with decreases occurring each year.  Equity then increased in the year ended December 31, 2015, and then decreased slightly in the three months ended March 31, 2016.  At June 30, 2011, the Bank had equity of $28.2 million, representing a 15.33 percent equity to assets ratio, and equity decreased to $22.2 million at June 30, 2014, representing a lower 13.22 percent equity to assets ratio.  At December 31, 2015, equity was a larger $29.6 million and a modestly lower 10.95 percent of assets, reflecting the impact of the Bank 1440 acquisition combined with stronger growth.  At March 31, 2016, equity was a similar $29.9 million or 10.73 percent of assets.

The overall decrease in the equity to assets ratio from June 30, 2011, to June 30, 2014, was the result of the Bank’s negative earnings in fiscal 2011, 2012, 2013 and 2014.  The dollar level of equity decreased 21.2 percent from June 30, 2011, to June 30, 2014, representing an average annual decrease of 7.1 percent, and then increased 1.0 percent from December 31, 2014, through December 31, 2015, and then increased 0.8 percent from December 31, 2015, to March 31, 2016.

9

INCOME AND EXPENSE

Exhibit 6 presents selected operating data for Bank 34.  This table provides key income and expense figures in dollars for the fiscal years of 2012 through 2014, for the six months ended December 31, 2013 and 2014, and for the fiscal year ended December 31, 2015, compared to the calendar year 2014, and for the three months ended March 31, 2015 and 2016.

Bank 34 witnessed a moderate decrease in its dollar level of interest income from fiscal 2012 to fiscal 2014.  Interest income was $8.5 million in 2012 and a lower $6.9 million in 2014.  Interest income then increased modestly in the six months ended December 31, 2014, to $4.9 million or $9.8 million, annualized, compared to $6.9 million in 2014.  In fiscal 2015, interest income was a higher $12.2 million compared to $8.4 in calendar 2014.  For the three months ended March 31, 2016, interest income was $3.06 million or $12.24 million, annualized, similar to the year ended December 31, 2015.

The Bank’s interest expense also experienced a decrease from fiscal year 2012 to 2014.  Interest expense decreased from $2.2 million in 2012 to $1.4 million in 2014, representing a decrease of $831,000 or 37.8 percent.  Interest income decreased a larger $1.6 million.  Such decrease in interest income from 2012 through 2014, notwithstanding the smaller decrease in interest expense, resulted in a dollar decrease in annual net interest income but a modest increase in net interest margin.  Interest expense then increased in the six months ended December 31, 2014, to $767,000 or $1.6 million, annualized, compared to $1.4 million in interest expense in fiscal 2014.  Interest expense remained at $1.4 million in fiscal 2015, and increased to $376,000 or $1.5 million, annualized, in the three months ended March 31, 2016.

The Bank has made positive provisions for loan losses in two of the four fiscal years of 2012 through 2015 and in the three months ended March 31, 2016, made no provisions in 2014, and made a credit provision in 2013.  The amounts of those provisions were determined in recognition of the Bank’s balance of loans, level of nonperforming assets, charge-offs and level of repossessed assets.  The loan loss provisions were $2,939,000 in 2012, $(121,000) in 2013, $694,000 in 2015, and $52,000 in the three months ended March 31, 2016, with no

10

Income and Expense (cont.)

provisions in 2014.  The impact of these loan loss provisions has been to provide Bank 34 with a general valuation allowance of $2,052,000 at March 31, 2016, or 1.04 percent of gross loans and 151.8 percent of nonperforming loans.

Total other income or noninterest income indicated an increase from 2012 to 2014.  Noninterest income was $1,039,000 or 0.57 percent of assets in 2012 and a higher $3,083,000 in fiscal year 2014 or 1.83 percent of assets, including $2.5 million in gains on loans sold.  In the year ended December 31, 2015, noninterest income was $4,903,000, representing 1.81 percent of assets and including $4.9 million in gains on loans sold.  In the three months ended March 31, 2016, noninterest income was $1,884,000 or $7,536,000, annualized, representing 2.71 percent of assets.  Noninterest income consists primarily of gains on the sale of loans, service charges, BOLI income, and other income.

The Bank’s general and administrative expenses or noninterest expenses increased from $7,797,000 for the fiscal year of 2012 to $9,895,000 for the fiscal year ended June 30, 2014, representing an average annual increase of 13.5 percent and then increased to $14,658,000 for the year ended December 31, 2015, representing an increase of 14.8 percent in 2015.  For the three months ended March 31, 2016, noninterest expenses increased to $4,496,000 or $17,984,000, annualized, representing an increase of 22.7 percent.  On a percent of average assets basis, operating expenses increased from 4.24 percent of average assets for the fiscal year ended June 30, 2012, to 5.84 percent for the fiscal year ended June 30, 2014, and then decreased to 5.64 percent for the year ended December 31, 2015, and then increased to 6.15 percent for the three months ended March 31, 2016, annualized.

The net earnings position of Bank 34 has indicated noticeable volatility from 2012 through 2014 and in the year ended December 31, 2015.  The annual net income figures for the fiscal years of 2012, 2013 and 2014 were $(3,393,000), $(133,000) and $(1,235,000), respectively, representing returns on average assets of (1.84) percent, (0.07) percent and (0.73) percent for fiscal years 2012, 2013 and 2014, respectively.  For the year ended December 31,

11

Income and Expense (cont.)

2015, earnings were $321,000, representing a return on average assets of 0.12 percent. For the three months ended March 31, 2016, earnings were $6,000, representing a zero percent return on assets.

Exhibit 7 provides the Bank’s normalized earnings or core earnings for the year ended December 31, 2015. The Bank’s normalized earnings eliminate any nonrecurring income and expense items. There were two income or expense adjustments, resulting in core income being equal to $755,139.

The key performance indicators comprised of selected performance ratios, asset quality ratios and capital ratios are shown in Exhibit 8 to reflect the results of performance. The Bank’s return on assets changed from (1.84) percent in 2012 to (0.07) percent in fiscal year 2013, and then changed to (0.73) percent in 2014, with the overall lower earnings from 2012 to 2014 due to the Bank’s higher provision for loan losses in 2012 and consistently higher noninterest expenses. The Bank’s return on assets was 0.12 percent in the year ended December 31, 2015, and zero for the three months ended March 31, 2016.

The Bank’s net interest rate spread decreased from 3.65 percent in 2012 to 3.34 percent in 2013, then increased to 3.52 percent in 2014 and then increased to 4.36 percent for the year ended December 31, 2015, and to 4.50 percent in the three months ended March 31, 2016. The Bank’s net interest margin indicated a similar trend, decreasing from 3.821 percent in 2012 to 3.50 percent in 2013, then increased to 3.66 percent in 2014 and then increased to 4.47 percent for the year ended December 31, 2015. Bank 34’s net interest rate spread decreased 13 basis points from 2012 to 2014, and then increased 59 basis points in the year ended December 31, 2015, and increased 14 basis points in the three months ended March 31, 2016. The Bank’s net interest margin followed a similar trend, decreasing 30 basis points from 2012 to 2014 and then increasing 58 basis points for the year ended December 31, 2015, and 14 basis points in the three months ended March 31, 2016.

12

Income and Expense (cont.)

The Bank’s negative return on average equity decreased from 2012 to 2014. The negative return on average equity increased from (12.84) percent in 2012, to (5.46) percent in 2014, and then improved to 1.08 percent for the year ended December 31, 2015, and then a lesser 0.02 percent for the three months ended March 31, 2016.

Bank 34’s ratio of interest-earning assets to interest-bearing liabilities increased slightly from 112.88 percent at June 30, 2012, to 114.88 percent at June 30, 2014, and then increased to 117.18 percent at March 31, 2016. The Bank’s modest increase in its ratio of interest-earning assets to interest-bearing liabilities is primarily the result of the Bank’s larger increase in its interest-earning assets.

The Bank’s ratio of noninterest expenses to average assets increased from 4.24 percent in fiscal year 2012 to 5.29 percent in fiscal year 2013, to 5.84 percent in fiscal year 2014 and then decreased to 5.64 percent in the fiscal year ended December 31, 2015, and then increased to 6.78 percent for the three months ended March 31, 2016. Another key noninterest expense ratio reflecting efficiency of operation is the ratio of noninterest expenses to noninterest income plus net interest income referred to as the "efficiency ratio." The industry norm is 60.4 percent for all thrifts and 71.6 percent for thrifts with assets greater than $100.0 million to $1.0 billion, with the lower the ratio indicating higher efficiency. The Bank has been characterized with a moderately lower level of efficiency historically reflected in its higher efficiency ratio, which decreased from 105.81 percent in 2012 to 102.34 percent in 2013, then increased to 114.26 percent in 2014 and then decreased to 93.41 percent in the year ended December 31, 2015, due to a rise in noninterest income, and then increased to 98.41 percent in the three months ended March 31, 2016.

Earnings performance can be affected by an institution's asset quality position. The ratio of nonperforming assets to total assets is a key indicator of asset quality. Bank 34 witnessed an decrease in its nonperforming assets ratio from 2012 to 2014, which then decreased in the period ended December 31, 2015, and March 31, 2016, and the ratio is currently lower than the industry

13

Income and Expense (cont.)

norm. Nonperforming assets, by definition, consist of loans delinquent 90 days or more, troubled debt restructurings that have not been performing for at least three months, nonaccruing loans, and real estate owned. Bank 34’s nonperforming assets consisted of real estate owned, nonaccrual loans and troubled debt restructurings that have not been performing, with no loans 90 days or more past due. The ratio of nonperforming assets to total assets was 0.67 percent at March 31, 2016, decreasing from 3.46 percent at June 30, 2012, and from 0.79 percent at December 31, 2015.

Two other indicators of asset quality are the Bank’s ratios of allowance for loan losses to total loans and also to nonperforming loans. The Bank’s allowance for loan losses was 2.02 percent of loans at June 30, 2012, and decreased to 1.77 percent at June 30, 2014, and then decreased further to 1.27 percent of loans at March 31, 2016. As a percentage of nonperforming loans, Bank 34’s allowance for loan losses to nonperforming loans was 63.93 percent at June 30, 2012, and a higher 371.33 percent at June 30, 2014, and decreased to 151.81 percent at March 31, 2016.

Exhibit 9 provides the changes in net interest income due to rate and volume changes for the fiscal year of 2014 and 2015 and for the three months ended March 31, 2016. For the year ended June 30, 2014, net interest income decreased $95,000, due to a decrease in interest income of $563,000, reduced by a $468,000 decrease in interest expense. The decrease in interest income was due to a decrease due to volume of $685,000, reduced by an increase due to rate of $122,000. The decrease in interest expense was due to a $273,000 decrease due to rate, accented by a $195,000 decrease, due to volume.

For the year ended December 31, 2015, net interest income increased $3,817,000, due to an increase in interest income of $3,857,000, reduced by a $40,000 increase in interest expense. The increase in interest income was due to an increase due to volume of $4,009,000, reduced by a decrease due to rate of $152,000. The increase in interest expense was due to a $472,000 increase due to volume, reduced by a $432,000 decrease due to rate.

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Income and Expense (cont.)

For the three months ended March 31, 2016, net interest income increased $204,000, due to an increase in interest income of $238,000, reduced by a $34,000 increase in interest expense. The increase in interest income was due to an increase due to volume of $215,000, accented by an increase due to rate of $23,000. The increase in interest expense was due to a $10,000 increase due to volume, accented by a $24,000 increase, due to rate.

15

YIELDS AND COSTS

The overview of yield and cost trends for the years ended June 30, 2013 and 2014, and for the six months ended December 31, 2013 and 2014, and for the years ended December 31, 2014 and 2015, and for the three months ended March 31, 2015 and 2016, can be seen in Exhibit 10, which offers a summary of key yields on interest-earning assets and costs of interest-bearing liabilities.

Bank 34’s weighted average yield on its loan portfolio decreased 10 basis points from fiscal year 2013 to 2014, from 6.25 percent to 6.15 percent, then decreased 28 basis points to 5.87 percent for the year ended December 31, 2015, and then decreased 11 basis points to 5.76 percent for the three months ended March 31, 2016. The yield on investment securities increased 49 basis points from 1.37 percent in 2013 to 1.86 percent in fiscal year 2014, then decreased 31 basis points to 1.55 percent for the year ended December 31, 2015, and then increased 16 basis points to 1.71 percent for the three months ended March 31, 2016. The yield on interest-earning deposits decreased 23 basis points from 0.42 percent in fiscal 2013 to 0.19 percent in fiscal 2014, then increased 5 basis points to 0.24 percent in fiscal 2015, and increased to 3.05 percent for the three months ended March 31, 2016. The yield on other interest-earning assets, which excludes Federal Home Loan Bank stock, decreased one basis point from fiscal year 2013 to 2014, from 1.43 percent to 1.42 percent, then increased 113 basis points to 2.55 percent for the year ended December 31, 2015, and then increased to 3.80 percent for the three months ended March 31, 2016. The combined weighted average yield on all interest-earning assets decreased 9 basis points to 4.55 percent from fiscal year 2013 to 2014, then increased 52 basis points to 5.07 percent for the year ended December 31, 2015, and increased 19 basis points to 5.26 percent for the three months ended March 31, 2016.

Bank 34’s weighted average cost of interest-bearing liabilities decreased 27 basis points to 1.03 percent from fiscal year 2013 to 2014, which was less than the Bank’s 9 basis point decrease in yield, resulting in an increase in the Bank’s net interest rate spread of 18 basis points from 3.34 percent to 3.52 percent from 2013 to 2014. Then the Bank’s interest rate spread increased 84 basis points to 4.36 percent for the year ended December 31, 2015, and then

16

Yields and Costs (cont.)

increased 14 basis points to 4.50 percent for the three months ended March 31, 2016. The Bank’s net interest margin increased from 3.50 percent in fiscal year 2013 to 3.66 percent in fiscal year 2014, representing an increase of 16 basis points, then increased 81 basis points to 4.47 percent for the year ended December 31, 2015, and then increased 14 basis points to 4.61 percent for the three months ended March 31, 2016.

The Bank’s ratio of average interest-earning assets to interest-bearing liabilities increased from 114.50 percent for the year ended June 30, 2013, to 114.88 percent for the year ended June 30, 2014, then increased to 118.80 percent for the year ended December 31, 2015, and then decreased to 117.18 for the three months ended March 31, 2016.

17

INTEREST RATE SENSITIVITY

Bank 34 has monitored its interest rate sensitivity position and focused on maintaining a reasonable level of interest rate risk exposure by maintaining a moderate share of adjustable-rate commercial real estate loans and adjustable-rate commercial loans, to offset its share of fixed-rate residential mortgage loans. Bank 34 recognizes the thrift industry’s historically higher interest rate risk exposure, which caused a negative impact on earnings and economic value of equity in the past as a result of significant fluctuations in interest rates, specifically rising rates in the past. Such exposure was due to the disparate rate of maturity and/or repricing of assets relative to liabilities commonly referred to as an institution’s “gap.” The larger an institution’s gap, the greater the risk (interest rate risk) of earnings loss due to a decrease in net interest margin and a decrease in economic value of equity or portfolio loss. In response to the potential impact of interest rate volatility and negative earnings impact, many institutions have taken steps to reduce their gap position. This frequently results in a decline in the institution’s net interest margin and overall earnings performance. Bank 34 has responded to the interest rate sensitivity issue by increasing its shares of adjustable-rate commercial real estate loans and commercial business loans and reducing its share of fixed-rate one- to four-family loans.

The Bank’s key measure of its interest rate risk is through the use of its economic value of equity (“EVE”) of the expected cash flows from interest-earning assets and interest-bearing liabilities and any off-balance sheets contracts. The EVE for the Bank is calculated on a quarterly basis by an outside firm, showing the Bank’s EVE to asset ratio, the dollar change in EVE, and the change in the EVE ratio for the Bank under rising and falling interest rates. Such changes in EVE ratio under changing rates are reflective of the Bank’s interest rate risk exposure. The Bank also measures its interest rate risk through the use of the change in its net interest income under rising and falling interest rates.

There are numerous factors which have a measurable influence on interest rate sensitivity in addition to changing interest rates. Such key factors to consider when analyzing interest rate

18

Interest Rate Sensitivity (cont.)

sensitivity include the loan payoff schedule, accelerated principal payments, deposit maturities, interest rate caps on adjustable-rate mortgage loans and deposit withdrawals.

Exhibit 11 provides the Bank’s EVE levels as of December 31, 2015, and at March 31, 2016, based on the most recent calculations and reflects the changes in the Bank’s EVE levels under rising and declining interest rates.

The Bank’s change in its EVE level at March 31, 2016, based on a rise in interest rates of 100 basis points was a 6.00 percent increase, representing a dollar increase in equity value of $1,952,000. In contrast, based on a decline in interest rates of 100 basis points, the Bank’s EVE level was estimated to decrease 10.14 percent or $(3,299,000) at March 31, 2016. The Bank’s exposure increases to an 8.39 percent increase under a 200 basis point rise in rates, representing a dollar increase in equity of $2,729,000. The Bank’s exposure is not measurable based on a 200 basis point decrease in interest rates, due to the currently low level of interest rates.

The Bank is aware of its interest rate risk exposure under rapidly rising rates and falling rates. Due to Bank 34’s recognition of the need to control its interest rates exposure, the Bank has recognized the importance of maintaining its share of adjustable-rate mortgage loans. The Bank plans to increase its lending activity in the future. The Bank will also continue to focus on strengthening its EVE ratio, recognizing the planned second stage stock offering will strengthen the Bank’s EVE ratio, based on any change in interest rates.

19

LENDING ACTIVITIES

Bank 34 has focused its lending activity on the origination of commercial real estate loans, multi-family loans, one- to four-family mortgage loans, commercial business loans and consumer loans, including home equity loans. Exhibit 12 provides a summary of Bank 34's loan portfolio by loan type at June 30, 2012, 2013 and 2014, at December 31, 2014 and 2015, and at March 31, 2016.

The primary loan type for Bank 34 has been commercial real estate loans including multi-family loans, representing a strong 75.5 percent of the Bank’s gross loans as of March 31, 2016. This share of loans has seen an increase from 55.0 percent at June 30, 2012. The second largest loan type as of March 31, 2016, was residential loans secured by one- to four family dwellings, which comprised a moderate 15.1 percent of gross loans, compared to 39.6 percent as of June 30, 2012, and represented the second largest real estate loan category in 2016. The third largest loan category at March 31, 2016, was commercial and industrial loans, which represented 5.5 percent of loans compared to a smaller 4.9 percent at June 30, 2012. The final loan category at March 31, 2016, was consumer and other loans, which represented 3.9 percent of loans compared to a smaller 0.5 percent at June 30, 2012, and represented the smallest loan category in 2012 and 2016. The two real estate loan categories represented a strong 90.6 percent of gross loans at March 31, 2016, compared to a larger 94.6 percent of gross loans at June 30, 2012.

Commercial business loans represent a modest size loan category for Bank 34. Commercial business loans totaled $10.8 million and represented 5.5 percent of gross loans at March 31, 2016, compared to a smaller $5.6 million or 4.9 percent of gross loans at June 30, 2012.

The combined consumer and other loan category was the smallest loan category at March 31, 2016, and represented a modest 3.9 percent of gross loans compared to only 0.5 percent at June 30, 2012. The Bank’s consumer and other loans include home equity loans, automobile loans, savings account loans, and secured and unsecured personal loans. The overall

20

Lending Activities (cont.)

mix of loans has witnessed moderate changes from June 30, 2012, to March 31, 2016, with the Bank having decreased its share of one- to four-family loans to offset its moderate increase in commercial real estate and multi-family loans with the emphasis of Bank 34’s lending activity being the origination of commercial real estate and multi-family loans for its portfolio with activity in one- to four-family loans to be sold in the secondary market.

The Bank offers several types of adjustable-rate mortgage loans, ("ARMs") with adjustment periods of three years, five years and seven years and ten years. The interest rates on ARMs are generally indexed to the average yield on one-year Constant Maturity Treasury bill index. ARMs have a maximum rate adjustment of 2.0 percent at each adjustment period, and 6.0 percent for the life of the loan. Rate adjustments are computed by adding a stated margin to the index. The Bank normally sells its ARMs which it originates. The majority of ARMs have terms of up to 30 years, the maximum term offered, with some having terms of 15 and 20 years.

The Bank’s one- to four-family mortgage loans remain outstanding for shorter periods than their contractual terms, because borrowers have the right to refinance or prepay. These mortgage loans contain “due on sale” clauses which permit the Bank to accelerate the indebtedness of the loan upon transfer of ownership of the mortgage property.

The Bank’s other key mortgage loan product is a fixed-rate mortgage loan with Bank 34’s fixed-rate mortgage loans having terms of 10 years, 15 years, 20 years and 30 years with most of these loans sold in the secondary market. Fixed-rate mortgage loans have a maximum term of 30 years. The Bank’s adjustable-rate and fixed-rate mortgage loans normally conform to FHLMC, FHA, VA or U.S. Department of Agriculture underwriting standards.

The normal loan-to-value ratio for conventional mortgage loans to purchase or refinance one-to four-family dwellings generally does not exceed 80 percent at Bank 34, even though the

21

Lending Activities (cont.)

Bank is permitted to make loans up to a 95.0 percent loan-to-value ratio. While the Bank does make loans up to 95.0 percent of loan-to-value, the Bank requires private mortgage insurance for the amount in excess of the 80.0 percent loan-to-value ratio for fixed-rate loans and adjustable-rate loans. Mortgage loans originated by the Bank include due-on-sale clauses enabling the Bank to adjust rates on fixed-rate loans in the event the borrower transfers ownership. The Bank also requires an escrow account for insurance and taxes on loans with a loan-to-value ratio in excess of 80.0 percent.

Bank 34 has also been an originator of adjustable-rate and fixed-rate commercial real estate loans and multi-family loans in the past and will continue to make multi-family and commercial real estate loans. The Bank had a total of $149.2 million in commercial real estate and multi-family loans at March 31, 2016, or a combined 75.5 percent of gross loans, compared to a smaller $62.7 million or 55.0 percent of gross loans at June 30, 2012.

The major portion of commercial real estate loans is secured by hotels, retail establishments, industrial and office buildings and other owner-occupied properties used for business. Multi-family loans are secured by apartment buildings with five to forty units in the Bank’s local market. Multi-family and commercial real estate loans have terms of 25 years with a balloon payment and an amortization period of 25 years. The maximum loan-to-value ratio is normally 75.0 percent to 80.0 percent.

The Bank is an originator of commercial and industrial loans, which totaled $10.8 million at March 31, 2016, and represented 5.5 percent of gross loans. Commercial and industrial loans include secured and unsecured loans to professionals, small businesses and sole proprietorships. Commercial business loans have terms of fixed and revolving lines of credit and a loan-to-value ratio of the collateral of up to 80 percent.

22

Lending Activities (cont.)

Bank 34 is also an originator of consumer and other loans, with these loans totaling only $7.7 million at March 31, 2016, and representing 3.9 percent of gross loans. Consumer loans primarily include home equity loans, automobile loans, share loans and secured and unsecured personal loans.

Exhibit 13 provides a loan portfolio maturity schedule and breakdown and summary of Bank 34’s fixed- and adjustable-rate loans, indicating a majority of fixed-rate loans. At December 31, 2015, 47.4 percent of the Bank’s loans due after December 31, 2016, were adjustable-rate and 52.6 percent were fixed-rate. At December 31, 2015, the Bank had a modest 9.2 percent of its loans due on or before December 31, 2016, or in one year or less, with 50.2 percent due by December 31, 2018, or in one to four years. The Bank had an additional 40.6 percent of its loans with a maturity of more than 5 years.

Bank 34 has become an active participant in the secondary market with such activity to continue in the future, enhanced by the Bank’s recent addition of eight loan origination offices. The Bank has experienced an increase in loan sales from $99.7 million in fiscal 2013 to $148.8 million in fiscal 2015. Such activity has resulted in an increase in the Bank’s increase in gains on loan sales from $3.1 million in fiscal 2013 to $4.8 million in fiscal 2015 and to $5.6 million in the twelve months ended March 31, 2016. Such gains on loan sales now represent over 30.0 percent of gross revenue, comprised of the sum of total interest income and total noninterest income in the twelve months ended March 31, 2016.

23

NONPERFORMING ASSETS

Bank 34 understands asset quality risk and the direct relationship of such risk to delinquent loans and nonperforming assets, including real estate owned. The quality of assets has been a key concern to financial institutions throughout many regions of the country. A number of financial institutions have been confronted with rapid increases in their levels of nonperforming assets over the past few years and have been forced to recognize significant losses, setting aside major valuation allowances and being subject to much higher provision for loan losses.

A sharp increase in nonperforming assets has often been related to specific regions of the country and has frequently been associated with higher risk loans, including commercial real estate loans, multi-family loans and nonowner-occupied one- to four-family loans. Bank 34 has been faced with a modestly higher level of nonperforming assets in 2011, with nonperforming assets decreasing steadily thereafter to a lower level by March 31, 2016.

Exhibit 15 provides a summary of Bank 34’s delinquent loans at June 30, 2011 through 2014, at December 31, 2015, and at March 31, 2016, indicating an overall strong decrease in delinquent loans from June 30, 2011, to March 31, 2016. The Bank had $738,000 in loans delinquent 30 to 89 days at March 31, 2016. Loans delinquent 90 days or more totaled $634,000 at March 31, 2016, with these two categories representing 0.70 percent of portfolio loans with most of them one- to four-family real estate loans. At June 30, 2011, delinquent loans of 30 to 89 days totaled $93,000 or 0.07 percent of portfolios loans, and loans delinquent 90 days or more totaled $5,097,000 or 3.76 percent of portfolio loans for a combined total of $5,190,000 and a 3.83 percent share of portfolio loans, compared to a lower $1,372,000 and a lower 0.70 percent of portfolio loans at March 31, 2016.

It is a normal procedure for Bank 34 to contact a borrower when the borrower fails to make a loan payment. When a loan is delinquent 15 days, the Bank sends a late notice to the borrower, followed by a phone call after 20 days delinquency and then another late notice after 30 days delinquency. The Bank then initiates both written and oral communication with the

24

Nonperforming Assets (cont.)

borrower if the loan remains delinquent and sends an additional notice during the period of 30 to 60 days delinquent. Under certain circumstances, the Bank may arrange for an alternative payment structure through a workout agreement. A decision as to whether and when to initiate foreclosure proceeding is based on such factors as the amount of the outstanding loan, the extent of the delinquency and the borrower’s ability and willingness to cooperate in curing the delinquency. The Bank generally initiates foreclosure when a loan has been delinquent 90 days and no workout agreement has been reached.

Exhibit 16 provides a summary of Bank 34’s nonperforming assets at June 30, 2011, through 2014, at December 31, 2014 and 2015, and at March 31, 2016. Nonperforming assets, by definition, include loans 90 days or more past due, nonaccruing loans, troubled debt restructurings that have not performed, and repossessed assets. The Bank carried a higher level of nonperforming assets at June 30, 2011 and 2012, relative to June 30, 2014, December 31, 2015, and March 31, 2016. Bank 34’s level of nonperforming assets was $9,861,000 at June 30, 2011, and a much lower $1,280,000 at June 30, 2014, which represented 5.37 percent of assets in 2011 and 0.76 percent in 2014. The Bank’s nonperforming assets included $6,977,000 in nonaccrual loans, no loans 90 days or more past due, no nonaccruing troubled debt restructurings, and $2,884,000 in real estate owned for a total of $9,861,000 at June 30, 2011, with $837,000 in real estate owned, no loans 90 days or more past due, no nonaccruing troubled debt restructurings, and $443,000 in nonaccrual loans at June 30, 2014, for a total of $1,280,000. At March 31, 2016, nonperforming assets were a higher $1,854,000 but a lower 0.67 percent of assets and included no accruing loans 90 days or more past due, $1,352,000 in nonaccrual loans, no nonaccruing troubled debt restructurings, and $502,000 in real estate owned.

Bank 34’s levels of nonperforming assets were lower than its levels of classified assets at June 30, 2014, at December 31, 2014 and 2015, and at March 31, 2016. The Bank’s ratios of classified assets to assets, excluding special mention assets, were 1.95 percent of assets at June 30, 2014, 1.22 percent at December 31, 2014, 1.49 percent at December 31, 2015, and 2.0

25

Nonperforming Assets (cont.)

percent at March 31, 2016 (reference Exhibit 17). The Bank’s classified assets consisted of $3,274,000 in substandard assets and no assets classified as doubtful or loss at June 30, 2014. The Bank also had no assets classified as loss at March 31, 2016, $5,264,000 classified as substandard, and $304,000 classified as doubtful.

Exhibit 18 shows Bank 34’s allowance for loan losses activity for the years ended June 30, 2013 and 2014, for the six months ended June 30, 2013 and 2014, for the years ended December 31, 2014 and 2015, and for the three months ended March 31, 2016, indicating the activity and the resultant balances. Bank 34 has witnessed a modest increase in its balance of allowance for loan losses from $1,824,000 at June 30, 2013, to $2,052,000 at March 31, 2016, in response to its increase in loans and decrease in nonperforming assets. The Bank had provisions for loan losses of $(121,000) in fiscal 2013, zero in 2014 and zero in the six months ended June 30, 2013, and $50,000 in the six months ended June 30, 2014, $694,000 in the year ended December 31, 2015, and $52,000 in the three months ended March 31, 2016.

The Bank had total charge-offs of $681,000 in 2013 and $210,000 in 2014 with total recoveries of $189,000 in 2013, and $31,000 in 2014. The Bank had charge-offs in the six months ended June 30, 2014, of $15,000 and recoveries of $27,000. In 2015, the Bank had charge-offs of $693,0000 and recoveries of $186,000. In the three months ended March 31, 2016, the Bank had charge-offs of $11,000 and recoveries of $117,000. The Bank’s ratio of allowance for loan losses to gross loans was 2.00 percent at June 30, 2013, and a lower 1.27 percent at March 31, 2016 (adjusted to exclude purchased loans), impacted by the Bank’s strong growth in loans. Allowance for loan losses to nonperforming loans was 242.23 percent at June 30, 2013, and a lower 151.81 percent at March 31, 2016.

26

INVESTMENTS

The investment and securities portfolio, excluding interest-bearing deposits, has been comprised of U.S. government and federal agency obligations, municipal obligations, and mortgage-backed securities. Exhibit 19 provides a summary of Bank 34’s investment portfolio at June 30, 2013 and 2014, at December 31, 2014 and 2015, and at March 31, 2016, excluding FHLB stock. Investment securities totaled $55.3 million at June 30, 2013, based on fair value, compared to $29.5 million at March 31, 2016. The Bank had $45.3 million in mortgage-backed securities at June 30, 2013, and a smaller $24.3 million at March 31, 2016, both of which are included in total investments.

The primary component of investment securities at March 31, 2016, was mortgage-backed securities, representing 82.3 percent of total investments, excluding FHLB stock, compared to a similar 81.9 percent at June 30, 2013. The Bank also had cash and interest-bearing deposits totaling $15.9 million at March 31, 2016, and a smaller $4.2 million at June 30, 2013. The Bank had $1,553,000 in FHLB stock at March 31, 2016. The weighted average yield on investment securities was 1.71 percent for the three months ended March 31, 2016, with a higher 3.05 percent yield on other interest-earning deposits for the three months ended March 31, 2016.

27

DEPOSIT ACTIVITIES

The mix of deposits by average amount at and for the years ended December 31, 2014 and 2015, for the three months ended March 31, 2015 and 2016, and for the years ended December 31, 2014 and 2015, is provided in Exhibit 20. There has been a noticeable change in total deposits and in the deposit mix during this period. Total average deposits decreased from $139.5 million at June 30, 2013, to $133.8 million at June 30, 2014, representing a decrease of $5.7 million or 4.1 percent. Certificates of deposit decreased from $77.8 million at June 30, 2013, to $69.7 million at June 30, 2014, representing a decrease of $8.1 million or 10.5 percent, while interest and noninterest checking accounts, savings accounts, and MMDA accounts increased $2.4 million from $61.7 million at June 30, 2013, to $64.1 million at June 30, 2014 or 3.9 percent.

Total deposits then increased from $156.8 million at December 31, 2014, to $207.5 million at December 31, 2015, representing an increase of $50.7 million or 32.3 percent. Certificates of deposit increased from $74.1 million at December 31, 2014, to $78.1 million, representing an increase of $4.0 million or 5.4 percent, while interest and noninterest checking accounts, savings accounts and MMDA accounts increased $46.7 million from $82.7 million at December 31, 2014, to $129.4 million at December 31, 2015, or 56.5 percent.

In the three months ended March 31, 2016, total average deposits increased $16.6 million or 8.0 percent from $207.5 million at December 31, 2015, to $224.1 million at March 31, 2016. Certificates of deposit decreased $5.5 million or 7.0 percent, while interest and noninterest checking accounts, savings accounts and MMDA accounts increased $22.1 million or 17.1 percent from December 31, 2015 to March 31, 2016.

Exhibit 21 provides a breakdown of certificates of deposits of $250,000 or more by maturity as of March 31, 2016. A strong 48.5 percent of these certificates of deposit mature in six months or less. The next category of these certificates based on maturity was certificates maturing in six months to one year, which represented 28.2 percent of certificates. The smallest

28

Deposit Activities (cont.)

category of these certificates based on maturity was certificates with a maturity of over one year, totaling $3.2 million, representing 23.3 percent of certificates of deposit of $250,000 or more.

BORROWINGS

Bank 34 has made regular use of FHLB advances in each of the years ended June 30, 2013 and 2014, and December 31, 2015, and in the three months ended March 31, 2016. The Bank had total FHLB advances of $11.0 million at March 31, 2016, up from $3.0 million at December 31, 2015, and down from $13.3 million at June 30, 2013 (reference Exhibit 22).

SUBSIDIARIES

Bank 34 had one subsidiary at December 31, 2015, Forward Holdings, Inc., LLC, which holds foreclosed real estate. At December 31, 2015, Forward Holdings LLC held one property.

OFFICE PROPERTIES

Bank 34 had four retail offices at December 31, 2015, with its home office located in Alamogordo, New Mexico, with branches in Las Cruces, New Mexico and in Peoria and Scottsdale, Arizona (reference Exhibit 23). The Bank also had three loan offices in El Paso, Texas; Albuquerque, New Mexico; and Scottsdale, Arizona. In February 2016, the Bank added loan production offices in Tucson, Arizona; Kirkland, Washington; Puyallup, Washington; and Medford, Oregon, with the newest office in Littleton, Colorado, added in May 2016. At December 31, 2015, the Bank’s net investment in premises, based on depreciated cost, was $7.0 million or 2.58 percent of assets.

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MANAGEMENT

The chief executive officer of Bank 34 is Jill Gutierrez (reference Exhibit 24). Ms. Gutierrez has served as president and chief executive officer of the Bank from 2011 to 2015. In January 2015, Ms. Gutierrez became chief executive officer of the Bank. Ms. Gutierrez is also a director of the Bank, a position she has held since 2011. Ms. Gutierrez has been with the Bank since 2007. Ms. Gutierrez has extensive banking experience, serving as senior vice president and senior lending officer at Western Bank, Alamogordo, and at First National Bank in Alamogordo. Mr. William P. Kauper has been the president of Bank 34 since January 2015 and previously served Bank 34 as senior vice president and chief operations officer. Mr. Kauper has served as an executive officer and board member in community and publicly traded banks in Wisconsin, Arizona, Colorado and New Mexico. Prior to joining Bank 34, he was president and chief executive officer and a board member of Peoples National Bank in Colorado from 2006 through July 2010. From 1999 through 2006, Mr. Kauper was employed by Western Security Bank in Scottsdale, Arizona, and served as its president/chief operating officer and as a board member at the time of the bank’s acquisition in 2006. Mr. Kauper has been employed in the banking industry since 1975.

Mr. Jan Thiry joined Bank 34 as senior vice president, chief financial officer and treasurer in February 2014 and was named executive vice president, chief financial officer and treasurer in January 2015. Mr. Thiry has over 35 years of experience with Wisconsin and Illinois financial institutions and multi-bank holding companies ranging in assets from $1.0 billion to $22.0 billion, with responsibilities including audit manager, controller and chief accounting officer. He began his career as an auditor with a “Big 4” accounting firm, and prior to joining Bank 34, spent three years as a consultant specializing in Securities and Exchange Commission reporting, investor relations, GAAP interpretation, merger and acquisition accounting and financial analysis with multi-national industrial corporations in the Chicago area. He is a Certified Public Accountant and has been an adjunct professor for a graduate business school, teaching courses in accounting, auditing, fraud investigation and business communications over the past 20 years.

30

II.	DESCRIPTION OF PRIMARY MARKET AREA

The Bank’s primary retail market area is focused on the communities of Alamogordo and Las Cruces in New Mexico, and Scottsdale and Peoria in Arizona, while the Bank’s lending market extends into the surrounding Otero and Dona Ana Counties in New Mexico and Maricopa County in Arizona.

Exhibit 24 shows the trends in population, households and income for Alamogordo, Dona Ana, Otero and Maricopa Counties, New Mexico and the United States. The population trends indicate a decrease in Alamogordo and increases in all other areas. For the period from 2000 to 2010, Alamogordo City’s population decreased by 14.6 percent, while population increased by 19.8 percent, 2.4 percent, 24.2 percent, 13.2 percent and 9.7 percent in Dona Ana County, Otero County, Maricopa County, New Mexico and the United States, respectively. All areas except Alamogordo are projected to increase in population at rates of 7.1 percent, 17.7 percent, 5.5 percent and 7.6 percent, respectively, through 2020, with Otero County increasing minimally and Alamogordo decreasing in population by 3.3 percent.

More important is the trend in households. Alamogordo experienced a 6.9 percent decrease in households from 2000 through 2010, compared to increases of 26.8 percent in households in Dona Ana County, 6.4 percent increase in households in Otero County, 24.6 percent increase in households in Maricopa County and increases in households of 16.7 percent in New Mexico and 10.7 percent in the United States. Dona Ana County, Maricopa County, New Mexico and the United States are projected to increase in households from 2010 through 2020 by 6.8 percent, 17.5 percent, 5.2 percent, and 7.5 percent, respectively. Alamogordo City and Otero County are projected to decrease in households by 3.5 percent and 0.5 percent, respectively.

Alamogordo had a per capita income level of $14,662 in 2000, with Dona Ana County, Otero County and New Mexico at per capita income levels of $13,999, $14,345 and $17,261, respectively, much lower than Maricopa County and the United States at $22,251 and $22,162,

31

Description of Primary Market Area (cont.)

respectively. Per capita income increased from 2000 to 2010. Alamogordo ’s per capita level increased to $22,768. Dona Ana County’s per capita income level increased to $20,058, Otero County’s per capita income increased to $19,803, New Mexico’s per capita income level increased to $23,948, with all four of those areas still below Maricopa County’s $27,477 and the United States’ $26,059 per capita income levels.

In 2000, the median household income level in Alamogordo was $30,928, with Dona Ana and Otero Counties and New Mexico at $29,808, $30,861 and $34,133, much lower than the median household income in Maricopa County and the United States at respective levels of $45,358 and $41,994. Median household income increased from 2000 to 2010 by 40.5 percent, 28.9 percent, 31.6 percent, 18.4 percent, 31.7 percent and 19.2 percent to $43,460, $38,426, $40,614, $53,689, $44,968 and $50,046 in Alamogordo , Dona Ana, Otero and Maricopa Counties, New Mexico and the United States, respectively. These five areas are also projected to show increases in their median household income levels from 2010 through 2020. Alamogordo is projected to experience an increase in its median household income level by 2.1 percent to $44,366, while Dona Ana, Otero and Maricopa Counties, New Mexico and the United States are projected to experience median household income increases of 18.5 percent, 11.2 percent, 18.9 percent, 21.0 percent and 23.1 percent to $45,528, $45,146, $63,822, $54,419 and $61,618, respectively, from 2010 to 2020.

Exhibit 25 provides a summary of key housing data for Alamogordo City, the retail market area counties, New Mexico and the United States. In 2000, Alamogordo had a rate of owner-occupancy of 60.7 percent, Dona Ana County had a rate of owner-occupancy of a higher 67.5 percent, Otero County, New Mexico and the United States had owner-occupancy rates at 66.9 percent, 67.5 percent and 70.0 percent, respectively, with the United States’ 2000 owner-occupancy rate at 66.2 percent. As a result, Alamogordo supported a higher rate of renter-occupied housing of 39.3 percent, compared to 32.5 percent in Dona Ana County 33.1 percent in Otero County, 32.5 percent in Maricopa County, 30.0 percent in New Mexico and 33.8 percent

32

Description of Primary Market Area (cont.)

in the United States. In 2010, owner-occupied housing increased slightly in Alamogordo and Otero County to 62.1 percent and 67.8 percent, respectively, with Dona Ana County, Maricopa County, New Mexico and the United States decreasing in owner-occupied housing to 64.2 percent, 64.5 percent, 68.5 percent and 65.4 percent, respectively. Conversely, the renter- occupied rates decreased slightly in Alamogordo and Otero County to levels of 37.9 percent and 32.2 percent, respectively with Dona Ana and Maricopa Counties, New Mexico and the United States increasing in renter-occupied housing to 35.8 percent, 35.5 percent, 31.5 percent and 34.6 percent, respectively, in 2010.

Alamogordo ’s 2000 median housing value was $75,400, lower than Dona Ana County’s median housing value of $90,900, Otero County’s $78,800, Maricopa County, $129,200, New Mexico’s $108,100 and the United States’ median housing value of $119,600. The 2000 median rent in Alamogordo was $456, slightly higher than Dona Ana and Otero Counties’ levels of $445 and $441, respectively, but much lower than Maricopa County, New Mexico and the United States at 2000 levels of $666, $503 and $602 for median rent. In 2010, median housing values had increased in Alamogordo, Dona Ana, Otero and Maricopa Counties, New Mexico and the United States to $112,100, $137,300, $101,400, $175,600, $159,300 and $186,200, with Otero County’s median housing level at a slightly lower level than Alamogordo’s. The 2010 median rent levels were $689, $705, $775, $952, $774 and $871 in Alamogordo , Dona Ana, Otero and Maricopa Counties, New Mexico and the United States, respectively.

In 2000, the major source of employment for all areas by industry group, based on share of employment, was the services industry. The services industry was responsible for the majority of employment with 57.2 percent of jobs in Alamogordo, 45.4 percent of jobs in Dona Ana County, 54.9 percent of jobs in Otero County, 45.4 percent of jobs in Maricopa County, 54.0 percent of jobs in New Mexico and 46.7 percent in the United States (reference Exhibit 26). The wholesale/retail sector was the second major employer in Alamogordo, all three counties and New Mexico at 15.8 percent, 15.9 percent, 13.9 percent, 15.9 percent and 14.9 percent,

33

Description of Primary Market Area (cont.)

respectively, with the wholesale/retail industry the second largest employer in the United States at 15.3 percent of employment. The construction group was the third major overall employer in Alamogordo, Otero County and New Mexico, with the manufacturing industry representing the third largest employer in Dona Ana County, Maricopa County and the United States.

In 2010, the services industry, wholesale/retail trade industry and construction industry provided the first, second and third highest levels of employment, respectively, for Alamogordo, Dona Ana County, Otero County and New Mexico, but in Maricopa County and the United States, the services industry, and either the manufacturing industries and wholesale/retail trade industry or wholesale/retail trade and manufacturing industries provided the first, second and third highest levels of employment. The services industry accounted for 68.2 percent, 61.9 percent, 66.4 percent, 53.1 percent, 59.9 percent and 51.2 percent in Alamogordo , Dona Ana County, Otero County, Maricopa County, New Mexico and the United States, respectively. The wholesale/retail trade industry provided for 14.0 percent, 12.7 percent, 12.7 percent, 15.1 percent, 13.4 percent and 14.8 percent in Alamogordo , Dona Ana, Otero and Maricopa Counties, New Mexico and the United States, respectively. In Alamogordo, the construction industry provided the third largest sector of employment in 2010, as well as in Dona Ana and Otero Counties and New Mexico. The finance/insurance/real estate group provided the third largest percentage of employment in Maricopa County, while the manufacturing and wholesale/retail industries providing the second and third largest employers in the United States in 2010.

Some of the largest employers in Alamogordo are listed below.

Employer	Employees	Product/Service

Holloman Air Force Base	4,000	Military Base
Alamogordo Public Schools	800	Education
Gerald Champion Regional
Medical Center	724	Medical Care
NMSU-Alamogordo	383	Higher Education
Walmart	379	Retail

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Description of Primary Market Area (cont.)

Employer	Employees	Product/Service

City of Alamogordo	315 (+35 part-time)	Government
County of Otero	250	Government
Mesa Verde	179	Construction
PreCheck	171	Healthcare Background Checks
Lowe’s Signature Market	144	Retail Grocery

The unemployment rate is another key economic indicator. Exhibit 27 shows the unemployment rates in Dona Ana, Otero ad Maricopa Counties, New Mexico and the United States in 2011 through March of 2016. Dona County has been characterized by slightly higher unemployment rates with both Dona Ana and Otero Counties having higher rates in 2015 than all other areas. In 2011, Dona Ana County had an unemployment rate of 7.6 percent, compared to unemployment rates of 6.7 percent in Otero County, 8.6 percent in Maricopa County, 7.6 percent in New Mexico and 8.9 percent in the United States. In 2012, Dona Ana County’s rate of unemployment decreased to 7.3 percent compared to a decrease to 6.4 percent in Otero County and decreases to 7.3 percent in Maricopa County, 7.1 percent in New Mexico and 8.1 percent in the United States. In 2013, Dona Ana County had an increase in its unemployment rate to 7.5 percent, and the unemployment rates in Otero County, Maricopa County, New Mexico and the United States decreased to 6.3 percent, 6.6 percent, 6.9 percent and 7.4 percent, respectively. In 2014, the unemployment rates in all areas decreased: to 7.2 percent in Dona Ana County, to 6.1 percent in Otero County, to 5.9 percent in Maricopa County, to 6.5 percent in New Mexico and to 6.2 percent in the United States. Through 2015, unemployment rates increased in Dona Ana and Otero Counties to 7.3 percent and 7.4 percent, respectively, remained at 6.5 percent in New Mexico, and decreased to 5.1 percent and 5.3 percent in Maricopa County and the United States, respectively. Through March of 2016, unemployment rates have decreased in all areas to 7.0 percent, 5.3 percent, 4.5 percent, 6.1 percent and 5.1 percent in Dona Ana, Otero and Maricopa Counties, New Mexico and the United States, respectively.

Exhibit 28 provides deposit data for banks and thrifts in Dona Ana, Otero and Maricopa Counties. Bank 34’s deposit base was approximately $132.6 million or a minimal share of the

35

Description of Primary Market Area (cont.)

$4.1 billion total thrift deposits and an even smaller share of the total deposits, which were approximately $79.3 billion as of June 30, 2015. It is evident from the size of the thrift deposits and bank deposits that Alamogordo has a minimal deposit base in the three-county area but a high level of 71.7 percent market penetration for thrifts deposits in its home Otero County.

Exhibit 29 provides interest rate data for each quarter for the years 2011 through 2015. The interest rates tracked are the Prime Rate, as well as 90-Day, One-Year and Thirty-Year Treasury Bills. Short term interest rates experienced a declining trend in 2009, 2010 and 2011, a slightly rising trend in 2012, and stable in 2013, with the Thirty-Year Treasury rate rising moderately in 2013 and then decreasing in 2014. In 2015, all rates indicated an increase due to increase in prime in the fourth quarter and decreasing in the first quarter of 2016.

SUMMARY

In summary, population decreased by a larger 14.6 percent in Alamogordo but increased in the three market area counties by an average of 15.5 percent from 2000 to 2010, and the number of households decreased in Alamogordo but increased in the three market area counties. The 2010 median household income in all three market area counties was lower than state and national levels. Dona Ana and Otero Counties’ 2015 unemployment rates were higher than state and national rates. According to the 2010 Census, median housing values were $112,100, $137,300, $101,400, $175,600, $159,300 and $186,200 for Alamogordo, Dona Ana, Otero and Maricopa Counties, New Mexico and the United States, respectively.

The Corporation holds deposits of approximately 4.1 percent of all thrift deposits in the three-county market area as of June 30, 2015, and a minimal 0.2 percent share of the large total deposit base of $79.3 billion.

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III.	COMPARABLE GROUP SELECTION

Introduction

Integral to the valuation of the Corporation is the selection of an appropriate group of publicly traded thrift institutions, hereinafter referred to as the "comparable group." This section identifies the comparable group and describes each parameter used in the selection of each institution in the group, resulting in a comparable group based on such specific and detailed parameters, current financials and recent trading prices. The various characteristics of the selected comparable group provide the primary basis for making the necessary adjustments to the Corporation's pro forma value relative to the comparable group. There is also a recognition and consideration of financial comparisons with all publicly traded, FDIC-insured thrifts in the United States and all publicly traded, FDIC-insured thrifts in the Southwest region.

Exhibits 30 and 31 present Share Data and Pricing Ratios and Key Financial Data and Ratios, respectively, both individually and in aggregate, for the universe of 164 publicly traded, FDIC-insured thrifts in the United States ("all thrifts"), excluding mutual holding companies, used in the selection of the comparable group and other financial comparisons. Exhibits 30 and 31 also subclassify all thrifts by region, including the 7 publicly traded Southwest thrifts ("Southwest thrifts"). Exhibit 30 presents prices, pricing ratios and price trends for all publicly traded FDIC-insured thrifts.

The selection of the comparable group was based on the establishment of both general and specific parameters using financial, operating and asset quality characteristics of the Corporation as determinants for defining those parameters. The determination of parameters was also based on the uniqueness of each parameter as a normal indicator of a thrift institution's operating philosophy and perspective. The parameters established and defined are considered to be both reasonable and reflective of the Corporation’s basic operation.

37

Introduction (cont.)

Inasmuch as the comparable group must consist of at least ten institutions, the parameters relating to asset size and geographic location have been expanded as necessary in order to fulfill this requirement.

GENERAL PARAMETERS

Merger/Acquisition

The comparable group will not include any institution that is in the process of a merger or acquisition as a target at May 16, 2016, due to the price impact of such a pending transaction. There were two thrift institutions that were potential comparable group candidates but had to be eliminated due to their involvement in a merger/acquisition.

Institution	State
First Fed of Northern Michigan	Michigan
LaPorte Bancorp	Indiana

There are no pending merger/acquisition transactions involving thrift institutions that were potential comparable group candidates in the Corporation’s city, county or market area as indicated in Exhibit 33.

Mutual Holding Companies

The comparable group will not include any mutual holding companies. The percentage of public ownership of individual mutual holding companies indicates a wide range from minimal to 49.0 percent, the largest permissible percentage, causing them to demonstrate certain varying individual characteristics different among themselves and from conventional, publicly-

38

Mutual Holding Companies (cont.)

traded companies. A further reason for the elimination of mutual holding companies as potential comparable group candidates relates to the presence of a mid-tier, publicly traded holding company in some, but not all, mutual holding company structures. The presence of mid-tier holding companies can also result in inconsistent and unreliable comparisons among the relatively small universe of publicly traded mutual holding companies and the larger universe of conventional, publicly traded thrift institutions. As a result of the foregoing and other factors, mutual holding companies typically demonstrate higher pricing ratios that relate to their minority ownership structure and are inconsistent in their derivation with those calculated for conventionally structured, publicly traded institutions. In our opinion, it is appropriate to limit individual comparisons to institutions that are 100 percent publicly owned.

Trading Exchange

It is necessary that each institution in the comparable group be listed on one of the three major stock exchanges, the New York Stock Exchange or the National Association of Securities Dealers Automated Quotation System (NASDAQ). Such a listing indicates that an institution’s stock has demonstrated trading activity and is responsive to normal market conditions, which are requirements for listing. Of the 167 publicly traded, FDIC-insured savings institutions, excluding the 34 mutual holding companies, 8 are traded on the New York Stock Exchange and 94 are traded on NASDAQ. There were an additional 25 traded over the counter and 37 institutions listed in the Pink Sheets, but they were not considered for the comparable group selection.

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IPO Date

Another general parameter for the selection of the comparable group is the initial public offering ("IPO") date, which must be at least four quarterly periods prior to March 31, 2016, in order to insure at least four consecutive quarters of reported data as a publicly traded institution. The resulting parameter is a required IPO date prior to March 31, 2015.

Geographic Location

The geographic location of an institution is a key parameter due to the impact of various economic and thrift industry conditions on the performance and trading prices of thrift institution stocks. Although geographic location and asset size are the two parameters that have been developed incrementally to fulfill the comparable group requirements, the geographic location parameter has nevertheless eliminated regions of the United States distant to the Corporation, including the Southeast and Northeast regions.

The geographic location parameter consists of the West, Southwest, Midwest and North Central for a total of thirty states. To extend the geographic parameter beyond those states could result in the selection of similar thrift institutions with regard to financial conditions and operating characteristics, but with different pricing ratios due to their geographic regions. The result could then be an unrepresentative comparable group with regard to price relative to the parameters and, therefore, an inaccurate value.

Asset Size

Asset size was another key parameter used in the selection of the comparable group. The total asset size for any potential comparable group institution was $1.0 billion or less, due to the general similarity of asset mix and operating strategies of institutions within this asset range,

40

Asset Size (cont.)

compared to the Corporation, with assets of approximately $279 million. Such an asset size parameter was necessary to obtain an appropriate comparable group of at least ten institutions.

In connection with asset size, we did not consider the number of offices or branches in selecting or eliminating candidates, since that characteristic is directly related to operating expenses, which are recognized as an operating performance parameter.

SUMMARY

Exhibits 34 and 35 show the 34 institutions considered as comparable group candidates after applying the general parameters, with the outlined institutions being those ultimately selected for the comparable group using the balance sheet, performance and asset quality parameters established in this section.

BALANCE SHEET PARAMETERS

Introduction

The balance sheet parameters focused on seven balance sheet ratios as determinants for selecting a comparable group, as presented in Exhibit 34. The balance sheet ratios consist of the following:

1.	Cash and investments to assets
2.	Mortgage-backed securities to assets
3.	One- to four-family loans to assets
4.	Total net loans to assets

41

Introduction (cont.)

5.	Total net loans and mortgage-backed securities to assets
6.	Borrowed funds to assets
7.	Equity to assets

The parameters enable the identification and elimination of thrift institutions that are distinctly and functionally different from the Corporation with regard to asset mix. The balance sheet parameters also distinguish institutions with a significantly different capital position from the Corporation. The ratio of deposits to assets was not used as a parameter as it is directly related to and affected by an institution's equity and borrowed funds ratios, which are separate parameters.

Cash and Investments to Assets

The Bank’s ratio of cash and investments to assets, excluding mortgage-backed securities, was 7.59 percent at March 31, 2016, and reflects the Corporation’s share of cash and investments lower than the national and regional averages of 14.4 percent and 12.1 percent, respectively. The Bank's investments have consisted primarily of U.S. government-sponsored entity securities. For its three most recent fiscal years ended December 31, 2015, the Corporation’s average ratio of cash and investments to assets was a higher 9.6 percent, ranging from a high of 11.4 percent in 2014 to a low of 8.2 percent in 2013. It should be noted that, for the purposes of comparable group selection, the Corporation’s $1,552,961 balance of Federal Home Loan Bank stock at March 31, 2016, is included in the other assets category, rather than in cash and investments, in order to be consistent with reporting requirements and sources of statistical and comparative analysis related to the universe of comparable group candidates and the final comparable group.

The parameter range for cash and investments is has been defined as 25.0 percent or less of assets, with a midpoint of 12.5 percent.

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Mortgage-Backed Securities to Assets

At March 31, 2016, the Corporation’s ratio of mortgage-backed securities to assets was a moderate 8.72 percent, similar to the national average of 8.12 percent and higher than the regional average of 7.35 percent for publicly traded thrifts. The Bank’s three most recent fiscal year average is a higher 17.4 percent, higher than industry averages, with a generally decreasing trend.

Inasmuch as many institutions purchase mortgage-backed securities as an alternative to both lending, relative to cyclical loan demand and prevailing interest rates, and other investment vehicles, this parameter is also fairly broad at 25.0 percent or less of assets and a midpoint of 12.5 percent.

One- to Four-Family Loans to Assets

The Corporation’s lending activity includes the origination of residential mortgage loans secured by one- to four-family dwellings. One- to four-family loans, excluding construction loans and excluding home equity loans, represented 10.7 percent of the Corporation's assets at March 31, 2016, which is lower than its ratios of 22.0 percent at June 30, 2013, 20.3 percent at June 30, 2014, and 11.6 percent at December 31, 2015. The parameter for this characteristic is 50.0 percent of assets or less in one- to four-family loans with a midpoint of 25.0 percent.

Total Net Loans to Assets

At March 31, 2016, the Corporation had a 76.3 percent ratio of total net loans to assets and a modestly lower three fiscal year average of 61.0 percent, with the current ratio being higher than the national average of 70.3 percent and the regional average of 74.5 percent for publicly

43

Total Net Loans to Assets (cont.)

traded thrifts. The Corporation's ratio of total net loans to assets changed from 52.4 percent of total assets in fiscal year 2013 to 55.4 percent in 2014, and then to 75.1 percent in fiscal year 2015.

The parameter for the selection of the comparable group is from 50.0 percent to 90.0 percent with a midpoint of 70.0 percent. The lower end of the parameter range relates to the fact that, as the referenced national and regional averages indicate, many institutions hold greater volumes of investment securities and/or mortgage-backed securities as cyclical alternatives to lending, but may otherwise be similar to the Corporation.

Total Net Loans and Mortgage-Backed Securities to Assets

As discussed previously, the Corporation’s shares of mortgage-backed securities to assets and total net loans to assets were 8.6 percent and 75.1 percent, respectively, for a combined share of 83.7 percent. Recognizing the industry and regional ratios of 78.4 percent and 81.9 percent, respectively, the parameter range for the comparable group in this category is 60.0 percent to 90.0 percent, with a midpoint of 75.0 percent.

Borrowed Funds to Assets

The Corporation had borrowed funds equal to 3.95 percent of assets at March 31, 2016, which is below the current industry average of 10.2 percent. The Corporation also had borrowed funds at June 30, 2012, 2013 and 2014, and at December 31, 2015.

The use of borrowed funds by some institutions indicates an alternative to retail deposits and may provide a source of longer term funds. The federal insurance premium on deposits has

44

Borrowed Funds to Assets (cont.)

also increased the attractiveness of borrowed funds. The institutional demand for borrowed funds has decreased in recent years, due to much lower rates paid on deposits. Additionally, many thrifts are not aggressively seeking deposits, since quality lending opportunities have diminished in the current economic environment.

The parameter range of borrowed funds to assets is 20.0 percent or less with a midpoint of 10.0 percent.

Equity to Assets

The Corporation’s equity to assets ratio was 10.7 percent at March 31, 2016, 10.9 percent at December 31, 2015, 13.2 percent at June 30, 2014, 13.5 percent at June 30, 2013, and 13.4 percent at June 30, 2012, averaging 12.7 percent for the four fiscal years ended December 31, 2015. The Bank’s equity decreased in three of these four fiscal years, increasing at December 31, 2015, for a total 20.1 percent increase from June 30, 2012, to December 31, 2015, and a 26.7 percent increase from June 30, 2014 to March 31, 2016. After conversion, based on the midpoint value of $26.0 million and a public offering of $14.2 million, with 50.0 percent of the net proceeds of the public offering going to the Bank, its equity is projected to increase within the range of 13.0 percent to 14.0 percent of assets, with the Corporation within the range of 14.0 percent to 15.0 percent of assets.

Based on those equity ratios, we have defined the equity ratio parameter to be 6.0 percent to 18.0 percent with a midpoint ratio of 12.0 percent.

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PERFORMANCE PARAMETERS

Introduction

Exhibit 35 presents five parameters identified as key indicators of the Corporation’s earnings performance and the basis for such performance both historically and during the four quarters ended December 31, 2015. The primary performance indicator is the Corporation's core return on average assets (ROAA). The second performance indicator is the Corporation's core return on average equity (ROAE). To measure the Corporation's ability to generate net interest income, we have used net interest margin. The supplemental source of income for the Corporation is noninterest income, and the parameter used to measure this factor is the ratio of noninterest income to average assets. The final performance indicator is the Corporation's ratio of operating expenses or noninterest expenses to average assets, a key factor in distinguishing different types of operations, particularly institutions that are aggressive in secondary market activities, which often results in much higher operating costs and overhead ratios.

Return on Average Assets

The key performance parameter is core ROAA. For the twelve months ended March 31, 2016, the Corporation’s core ROAA was 0.28 percent based on core earnings after taxes of $755,000, as detailed in Item I of this Report. The Corporation's ROAAs in its most recent three fiscal years of 2012 to 2014, were (1.84) percent, (0.07) percent, and (0.73) percent, respectively, with a three fiscal year average ROAA of (0.88) percent.

Considering the historical and current earnings performance of the Corporation, the range for the ROAA parameter based on core income has been defined as 1.35 percent or less with a midpoint of 0.68 percent.

46

Return on Average Equity

The ROAE has been used as a secondary parameter to eliminate any institutions with an unusually high or low ROAE that is inconsistent with the Corporation's position. The Corporation’s core ROAE for the twelve months ended March 31, 2016, was 2.57 percent based on core income. In its most recent three fiscal years, the Corporation's average ROAE was 0.66 percent, from a low of (0.73) percent in 2014 to a high of 2.79 percent in 2015.

The parameter range for ROAE for the comparable group, based on core income, is 12.0 percent or less with a midpoint of 6.0 percent.

Net Interest Margin

The Corporation had a net interest margin of 4.49 percent for the twelve months ended March 31, 2016, representing net interest income as a percentage of average interest-earning assets. The Corporation's net interest margin levels in its three prior fiscal years of 2012 through 2014 were 3.82 percent, 3.50 percent and 3.66 percent, respectively, averaging 3.66 percent.

The parameter range for the selection of the comparable group is from a low of 2.50 percent to a high of 5.00 percent with a midpoint of 3.75 percent.

Operating Expenses to Assets

For the twelve months ended March 31, 2016, the Corporation had a 5.92 percent ratio of operating expense to average assets. In its three fiscal years of 2012 to 2014, the Corporation’s expense ratio averaged 5.29 percent, from a low of 4.75 percent in fiscal year 2012 to a high of 5.84 percent in fiscal year 2014.

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Operating Expenses to Assets (cont.)

The operating expense to assets parameter for the selection of the comparable group is from a low of 2.00 percent to a high of 6.00 percent with a midpoint of 4.00 percent.

Noninterest Income to Assets

Compared to publicly traded thrifts, the Corporation has experienced a noticeably higher than average level of noninterest income as a source of additional income. The Corporation’s ratio of noninterest income to average assets was 2.28 percent for the twelve months ended March 31, 2016. For its most recent three fiscal years ended June 30, 2012 through 2014, the Corporation’s ratio of noninterest income to average assets was 0.58 percent, 2.00 percent and 1.80 percent, respectively, for an average of 1.46 percent.

The range for this parameter for the selection of the comparable group is 3.00 percent of average assets or less, with a midpoint of 1.50 percent.

ASSET QUALITY PARAMETERS

Introduction

The final set of financial parameters used in the selection of the comparable group are asset quality parameters, also shown in Exhibit 35. The purpose of these parameters is to insure that any thrift institution in the comparable group has an asset quality position similar to that of the Corporation. The three defined asset quality parameters are the ratios of nonperforming assets to total assets, repossessed assets to total assets and loan loss reserves to total assets at the end of the most recent period.

48

Nonperforming Assets to Total Assets

The Corporation’s ratio of nonperforming assets to assets was 0.74 percent at March 31, 2016, which was lower than the national average of 1.17 percent for publicly traded thrifts and the average of 0.74 percent for Southwest thrifts. The Corporation’s ratio of nonperforming assets to total assets averaged 0.91 for its most recent three fiscal years ended December 31, 2015, from a high of 1.23 percent in fiscal year 2013 to a low of 0.74 percent in fiscal year 2015.

The comparable group parameter for nonperforming assets is 2.50 percent or less of total assets, with a midpoint of 1.25 percent.

Repossessed Assets to Assets

The Corporation had repossessed assets of $502,000 at March 31, 2016, representing a ratio to total assets of 0.18 percent, following ratios of repossessed assets to total assets of 0.80 percent and 0.50 percent at June 30, 2013, and June 30, 2014, respectively, and 0.11 percent at December 31, 2015. National and regional averages were 0.29 percent and 0.17 percent, respectively, for publicly traded thrift institutions.

The range for the repossessed assets to total assets parameter is 1.00 percent of assets or less with a midpoint of 0.50 percent.

Loans Loss Reserves to Assets

The Corporation had an allowance for loan losses of $2,052,000, representing a loan loss allowance to total assets ratio of 0.74 percent at March 31, 2016, which was lower than its 1.05 percent ratio at June 30, 2013, its 0.98 percent ratio at June 30, 2014, and higher than its 0.70 percent at December 31, 2015.

49

Loans Loss Reserves to Assets

The loan loss allowance to assets parameter range used for the selection of the comparable group required a minimum ratio of 0.30 percent of assets.

THE COMPARABLE GROUP

With the application of the parameters previously identified and applied, the final comparable group represents ten institutions identified in Exhibits 38, 39 and 40. The comparable group institutions range in size from $222.5 million to $979.9 million with an average asset size of $569.1 million and have an average of 10.0 offices per institution. Three of the comparable group institutions are in Washington, two in Ohio, and one each in Nebraska, Minnesota, Kentucky, Maryland and Michigan, and all ten are traded on NASDAQ.

The comparable group institutions as a unit have a ratio of equity to assets of 13.0 percent, which is 7.8 percent higher than all publicly traded thrift institutions in the United States; and for the most recent four quarters indicated a core return on average assets of 0.77 percent, lower than all publicly traded thrifts at 0.87 percent and lower than the publicly traded Southwest thrifts at 1.15 percent.

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IV.	ANALYSIS OF FINANCIAL PERFORMANCE

This section reviews and compares the financial performance of the Corporation to all publicly traded thrifts and to publicly traded thrifts in the Southwest region, as well as to the ten institutions constituting the Corporation’s comparable group, as selected and described in the previous section. The comparative analysis focuses on financial condition, earning performance and pertinent ratios as presented in Exhibits 39 through 44.

As presented in Exhibits 39 and 40, at March 31, 2016, the Corporation’s total equity of 10.73 percent of assets was lower than the comparable group at 12.95 percent, all thrifts at 12.01 percent and Southwest thrifts at 12.82 percent. The Corporation had a 76.30 percent share of net loans in its asset mix, higher than the comparable group at 74.97 percent, all thrifts at 70.27 percent and Southwest thrifts at 74.51 percent. The Corporation’s higher share of net loans and 7.59 percent share of cash and investments, lower than industry averages, resulted in its higher 8.72 percent share of mortgage-backed securities. The comparable group had a higher 13.89 percent share of cash and investments and a lower 5.33 percent share of mortgage-backed securities. All thrifts had 8.12 percent of assets in mortgage-backed securities and 14.41 percent in cash and investments. The Corporation’s 84.25 percent share of deposits was higher than the comparable group, all thrifts and Southwest thrifts, reflecting the Corporation's lower share of borrowed funds. As ratios to assets, the comparable group had 80.33 percent of deposits and 6.26 percent of borrowed funds. All thrifts averaged a 76.74 percent share of deposits and 10.48 percent of borrowed funds, while Southwest thrifts had a 76.27 percent share of deposits and a 10.09 percent share of borrowed funds. The Corporation had 0.12 percent of assets in goodwill and intangible assets, compared to 0.62 percent for the comparable group, 0.58 percent for all thrifts and 0.31 percent for Southwest thrifts.

Operating performance indicators are summarized in Exhibits 43, 44 and 45 and provide a synopsis of key sources of income and key expense items for the Corporation in comparison to the comparable group, all thrifts, and regional thrifts for the trailing four quarters.

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Analysis of Financial Performance (cont.)

As shown in Exhibit 45, for the twelve months ended March 31, 2016, the Corporation had a yield on average interest-earning assets higher than the comparable group, all thrifts and Southwest thrifts.  The Corporation's yield on interest-earning assets was 5.08 percent compared to the comparable group at 4.21 percent, all thrifts at 4.03 percent and Southwest thrifts at 4.93 percent.

The Corporation's cost of funds for the twelve months ended March 31, 2016, was higher than the comparable group, similar to all thrifts and Southwest thrifts.  The Corporation had an average cost of interest-bearing liabilities of 0.73 percent compared to 0.68 percent for the comparable group, 0.73 percent for all thrifts, and 0.69 percent for Southwest thrifts.  The Corporation's higher yield on interest-earning assets and higher interest cost resulted in a net interest spread of 4.35 percent, which was higher than the comparable group at 3.53 percent and higher than all thrifts at 3.30 percent and Southwest thrifts at 4.24 percent.  The Corporation generated a net interest margin of 4.48 percent for the twelve months ended March 31, 2016, based on its ratio of net interest income to average interest-earning assets, which was higher than the comparable group ratio of 3.67 percent.  All thrifts averaged a lower 3.43 percent net interest margin for the trailing four quarters, as did Southwest thrifts at 4.41 percent.

The Corporation’s major source of earnings is interest income, as indicated by the operations ratios presented in Exhibit 44.  The Corporation had $646,000 in provision for loan losses during the twelve months ended March 31, 2016, representing 0.24 percent of average assets.  The average provision for loan losses for the comparable group was zero percent, with all thrifts at 0.05 percent and Southwest thrifts at 0.14 percent.

The Corporation's total noninterest income was $6,053,000 or 2.28 percent of average assets for the twelve months ended March 31, 2016.  Such a higher ratio of noninterest income to average assets was above the comparable group at 0.73 percent, and higher than all thrifts at 0.88 percent and Southwest thrifts at 1.03 percent.  For the twelve months ended March 31, 2016, the Corporation’s operating expense ratio was 5.92 percent of average assets, higher than

52

Analysis of Financial Performance (cont.)

the comparable group at 3.13 percent, all thrifts at 3.04 percent and Southwest thrifts at 3.36 percent.

The overall impact of the Corporation’s income and expense ratios is reflected in its net income and return on assets.  For the twelve months ended March 31, 2016, the Corporation had a net ROAA of 0.22 percent and a higher core ROAA of 0.28 percent.  For its most recent four quarters, the comparable group had a higher net ROAA of 0.77 percent and a core ROAA of 0.77 percent.  All publicly traded thrifts averaged a higher net ROAA of 0.89 percent and 0.87 percent core ROAA, with Southwest thrifts a 1.16 percent net ROAA and a 1.15 percent core ROAA.

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V.	MARKET VALUE ADJUSTMENTS

This is a conclusive section where adjustments are made to determine the pro forma market value or appraised value of the Corporation based on a comparison of Bank 34 with the comparable group.  These adjustments will take into consideration such key items as earnings performance, primary market area, financial condition, asset and deposit growth, dividend payments, subscription interest, liquidity of the stock to be issued, management, and market conditions or marketing of the issue.  It must be noted that all of the institutions in the comparable group have their differences among themselves and relative to the Bank, and, as a result, such adjustments become necessary.

EARNINGS PERFORMANCE

In analyzing earnings performance, consideration was given to net interest income, the amount and volatility of interest income and interest expense relative to changes in market area conditions and to changes in overall interest rates, the quality of assets as it relates to the presence of problem assets which may result in adjustments to earnings, due to provisions for loan losses, the balance of current and historical nonperforming assets and real estate owned, the balance of valuation allowances to support any problem assets or nonperforming assets, the amount and volatility of noninterest income, and the amount and ratio of noninterest expenses to assets.  The earnings performance analysis was based on the Bank’s respective net and core earnings for the twelve months ended March 31, 2016, with comparisons to the core earnings of the comparable group, all thrifts and other geographical subdivisions.

As discussed earlier, the Bank experienced decreases in its assets, loans and deposits, from June 30, 2011, to June 30, 2014, followed by a moderate increase in 2015 and in the three months ended March 31, 2016.  The Bank also experienced a noticeable decrease in nonperforming assets and has focused on maintaining a competitive net interest margin, monitoring and strengthening its ratio of interest sensitive assets relative to interest sensitive

54

Earnings Performance (cont.)

liabilities, thereby maintaining its overall interest rate risk, and maintaining adequate allowances for loan losses to reduce the impact of any charge-offs.  Historically, the Bank has closely monitored its yields and costs, resulting in a net interest margin, which has been higher than industry averages due to its higher share of loans, evidenced by its 4.48 percent net interest margin for the twelve months ended March 31, 2016, which was higher than the industry average of 3.43 percent and higher than the comparable group average of 3.67 percent.  During its past three fiscal years, Bank 34’s ratio of interest expense to interest-bearing liabilities has decreased modestly from 1.30 percent in fiscal year 2013 to 0.72 percent in fiscal year 2015, which was below the industry average.  The Bank’s cost of funds ratio of 0.73 percent for the twelve months ended March 31, 2016, was higher than the average of 0.68 percent for the comparable group and similar to the average of 0.73 percent for all thrifts.  Following the second stage offering, the Bank will strive to reduce its operating expenses, maintain its net interest margin, maintain its noninterest income, increase its net income, increase its multi-family, commercial real estate and commercial business loans, increase its return on assets, maintain its lower balance of nonperforming and classified assets, and closely monitor its interest rate risk.

The Bank has experienced an increase in loan originations and loan sales in fiscal year 2015, resulting in a stronger increase in portfolio loans of 10.6 percent in 2015.  Loans held-for-sale have also increased in 2015.

From June 30, 2012, to March 31, 2016, all categories of loans except one- to four-family residential mortgage loans had increases in their balances.  One- to four-family loans indicated a dollar decrease of $15.3 million or 33.8 percent, decreasing from $45.2 million to $29.9 million.  Multi-family and commercial real estate loans increased by $86.5 million or 138.1 percent from June 30, 2012, to March 31, 2016.  Other key changes were commercial loans, which increased $5.2 million or 92.1 percent, and consumer and other loans, which increased $7.2 million or 1,410.4 percent.  Overall, the Bank’s lending activities resulted in a total loan increase of $83.7 million or 73.4 percent and a net loan increase of $83.6 million or 75.2 percent from June 30, 2012, to March 31, 2016, impacted by the acquisition of Bank

55

Earnings Performance (cont.)

1440 in late 2014.  The loan change was $18.8 million increase or 10.6 percent during the year ended December 31, 2015.

The impact of Bank 34’s primary lending efforts has been to generate a yield on average interest-earning assets of 5.08 percent for the twelve months ended March 31, 2016, compared to a lower 4.21 percent for the comparable group, 4.03 percent for all thrifts and 4.93 percent for Southwest thrifts.  The Bank's ratio of interest income to average assets was 4.68 percent for the twelve months ended March 31, 2016, higher than the comparable group at 3.96 percent, all thrifts at 3.74 percent and Southwest thrifts at 4.63 percent, reflecting the Bank's larger share of loans.

Bank 34’s 0.73 percent cost of interest-bearing liabilities for the twelve months ended March 31, 2016, was higher than the comparable group at 0.68 percent, and Southwest thrifts at 0.69 percent and similar to all thrifts at 0.73 percent.  The Bank's resulting net interest spread of 4.35 percent for the twelve months ended March 31, 2016, was higher than the comparable group at 3.53 percent, higher than all thrifts at 3.30 percent and Southwest thrifts at 4.24 percent.  The Bank's net interest margin of 4.48 percent, based on average interest-earning assets for the twelve months ended March 31, 2016, was higher than the comparable group at 3.67 percent and higher than all thrifts at 3.43 percent and Southwest thrifts at 4.41 percent.

The Bank's ratio of noninterest income to average assets was 2.28 percent for the twelve months ended March 31, 2016, which was noticeably higher than the comparable group at 0.73 percent, higher than all thrifts at 0.88 percent and Southwest thrifts at 1.03 percent.

The Bank's operating expenses were also noticeably higher than the comparable group, all thrifts and Southwest thrifts.  For the twelve months ended March 31, 2016, Bank 34 had an operating expense to assets ratio of 5.92 percent compared to 3.13 percent for the comparable group, 3.04 percent for all thrifts and 3.36 percent for Southwest thrifts.  Bank 34 had a higher

56

Earnings Performance (cont.)

92.5 percent efficiency ratio for the twelve moths ended December 31, 2015, compared to the comparable group with an efficiency ratio of 73.7 percent.  The efficiency ratio for all publicly traded thrifts was 69.1 percent for the most recent twelve months.

For the twelve months ended March 31, 2016, Bank 34 generated a higher ratio of noninterest income, a higher ratio of noninterest expenses and higher net interest margin relative to its comparable group.  The Bank had a 0.24 percent provision for loan losses during the twelve months ended March 31, 2016, compared to the comparable group at zero percent of assets, all thrifts at 0.05 percent and Southwest thrifts at 0.14 percent.  The Bank’s allowance for loan losses to total loans of 0.96 percent was lower than the comparable group and also lower than all thrifts.  The Bank’s 100.2 percent ratio of reserves to nonperforming assets was lower than the comparable group at 130.8 percent and lower than all thrifts at 114.0 percent.

The Bank's net and core income for the twelve months ended March 31, 2016, were lower than the comparable group.  Based on net earnings, the Bank had a return on average assets of 0.22 percent for the twelve months ended March 31, 2016, and returns on average assets of (0.73) percent and (0.07) percent in fiscal years 2013 and 2012, respectively.  For their most recent four quarters, the comparable group had a moderately higher net ROAA of 0.77 percent and a higher core ROAA of 0.77 percent, while all thrifts indicated a higher net ROAA and higher core ROAA of 0.89 percent and 0.87 percent, respectively.  Southwest thrifts indicated a net ROAA of 1.16 percent and a core ROAA of 1.15 percent.

Following its second stage conversion, Bank 34’s earnings will continue to be dependent on a combination of the overall trends in interest rates, the consistency, reliability and variation of its noninterest income and overhead expenses, its asset quality and its future reduced needs for provisions for loan losses.  Earnings will continue to increase in 2016 as occurred in 2015, focused on its income from its secondary loan operation.

57

Earnings Performance (cont.)

In recognition of the foregoing earnings related factors, considering Bank 34’s historical and current performance measures, a downward adjustment has been made to the Corporation’s pro forma market value for earnings performance.

MARKET AREA

Bank 34’s primary market area for retail deposits and loans consists of Dona Ana and Otero Counties in New Mexico and Maricopa County in Arizona.  As discussed in Section II, population decreased by a larger 14.6 percent in Alamogordo but increased in the three market area counties by an average of 15.5 percent from 2000 to 2010, and the number of households decreased in Alamogordo but increased in the three market area counties.  The 2010 median household income in all three market area counties was lower than state and national levels.  Dona Ana and Otero Counties’ 2015 unemployment rates were higher than state and national rates.  According to the 2010 Census, median housing values were $112,100, $137,300, $101,400, $175,600, $159,300 and $186,200 for Alamogordo, Dona Ana, Otero and Maricopa Counties, New Mexico and the United States, respectively.

The Corporation holds deposits of approximately 4.1 percent of all thrift deposits in the three-county market area as of June 30, 2015, and a minimal 0.2 percent share of the large total deposit base of $79.3 billion.

In recognition of the foregoing factors, recognizing the contrast in the Bank’s New Mexico and Arizona markets, we believe that no adjustment is warranted for the Bank's market area.

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FINANCIAL CONDITION

The financial condition of Bank 34 is discussed in Section I and shown in Exhibits 1, 2, 5, and 12 through 23, and is compared to the comparable group in Exhibits 38, 39 and 40.  The Bank's ratio of total equity to total assets was 10.73 percent at March 31, 2016, which was moderately lower than the comparable group at 12.95 percent, all thrifts at 12.01 percent and Southwest thrifts at 12.92 percent.  Based on the second stage offering completed at the midpoint of the valuation range, the Corporation's pro forma equity to assets ratio will increase to 14.16 percent and the Bank's pro forma equity to assets ratio will increase to 12.85 percent.

The Bank's mix of assets and liabilities indicates both similarities to and variations from its comparable group.  Bank 34 had a modestly higher 76.3 percent ratio of net loans to total assets at March 31, 2016, compared to the comparable group at 75.0 percent. All thrifts indicated a lower 70.3 percent, as did Southwest thrifts at 74.5 percent.  The Bank's 7.6 percent share of cash and investments was lower than the comparable group at 13.9 percent, while all thrifts were at 14.4 percent and Southwest thrifts were at 12.1 percent.  Bank 34’s 8.7 percent ratio of mortgage-backed securities to total assets was modestly higher than the comparable group at 5.3 percent and all thrifts at 8.1 percent and modestly higher than Southwest thrifts at 7.4 percent.

The Bank's 84.3 percent ratio of deposits to total assets was modestly higher than the comparable group at 80.3 percent, higher than all thrifts at 76.3 percent and higher than Southwest thrifts at 76.7 percent.  Bank 34’s higher ratio of deposits was due to its lower share of borrowed funds of 4.0 percent and lower share of equity of 10.7 percent, compared to the comparable group at 13.0 percent of equity to total assets, with all thrifts at 12.0 percent and Southwest thrifts at 12.9 percent.  Bank 34 had borrowed funds of 4.0 percent of assets at March 31, 2016, lower than the comparable group at 6.3 percent, and lower than all thrifts at 10.5 percent and Southwest thrifts at 10.1 percent.  In fiscal year 2015, total deposits increased by $23.8 million or 11.8 percent, due to an emphasis on attracting noninterest-bearing corporate operating accounts.  During fiscal year 2014, Bank 34’s deposits decreased by $844,000 or 0.6 percent from $135.5 million to $134.8 million.

59

Financial Condition (cont.)

Bank 34 had lower goodwill or intangible assets of 0.12 percent and had a lower share of repossessed real estate at March 31, 2016.  The Bank had repossessed real estate of $502,000 or 0.18 percent of assets at March 31, 2016.  This compares to ratios of 0.62 percent for goodwill and intangible assets and 0.29 percent for real estate owned, for the comparable group.  All thrifts had a goodwill and intangible assets ratio of 0.58 percent and a real estate owned ratio of 0.25 percent.

The financial condition of Bank 34 is impacted by its currently lower than average balance of nonperforming assets of $1.9 million or 0.74 percent of total assets at March 31, 2016, compared to a higher 1.11 percent for the comparable group, 1.09 percent for all thrifts, and 0.47 percent for Southwest thrifts.  The Bank's ratio of nonperforming assets to total assets was 5.06 percent at June 30, 2012, 1.37 percent at June 30, 2014, and 0.74 percent at December 31, 2015.

At March 31, 2016, Bank 34 had $2,052,000 of allowances for loan losses, which represented 0.74 percent of assets and 0.96 percent of total loans.  The comparable group indicated higher allowances , relative to assets and loans, equal to 1.18 percent of assets and 1.53 percent of total loans, while all thrifts had allowances relative to assets and loans that averaged a higher 0.84 percent of assets and a higher 1.17 percent of total loans.  Also of major importance is an institution's ratio of allowances for loan losses to nonperforming assets, since a portion of nonperforming assets might eventually be charged off.  Bank 34’s $2,052,000 of allowances for loan losses, represented a lower 100.2 percent of nonperforming assets at March 31, 2016, compared to the comparable group's 130.8 percent, with all thrifts at a higher 114.0 percent and Southwest thrifts at a higher 226.3 percent.  Bank 34’s ratio of net charge-offs to average total loans was 0.11 percent for the twelve months ended March 31, 2016, compared to a lower (0.12) percent for the comparable group, 0.04 percent for all thrifts and 0.02 percent for Southwest thrifts.

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Financial Condition (cont.)

Bank 34 has a modest level of interest rate risk.  The change in the Bank’s EVE at March 31, 2016, reflecting the most current information available, based on a rise in interest rates of 100 basis points was a 6.0 percent increase, representing a dollar increase in equity value of $1,952,000. The Bank’s exposure increases to a 8.4 percent increase in its EVE under a 200 basis point rise in rates, representing a dollar increase in equity of $2,729,000.

Compared to the comparable group, with particular attention to the Bank’s asset quality position, equity level, asset and liability mix and interest rate risk, we believe that, a modest downward adjustment is warranted for Bank 34’s current financial condition, due to the Bank’s currently lower asset quality position and lower equity ratios.

ASSET, LOAN AND DEPOSIT GROWTH

During its most recent fiscal year and the year ended December 31, 2015, Bank 34 has been characterized by increases in assets, loans and deposits relative to its comparable group after decreases in 2014 and 2013.  The Bank’s average annual asset change from June 30, 2011, to December 31, 2015, was an increase of 10.6 percent, impacted by the Bank’s acquisition of Bank 1440 in August 2014.  Excluding the impact of the Bank 1440 acquisition, the average increase in assets is a more normal 3.2 percent.  This rate compares to a positive 3.0 percent for the comparable group, a higher 4.9 percent for all thrifts, and a higher 5.2 percent for Southwest thrifts.  Bank 34’s loan portfolio indicates an average annual decrease of 3.3 percent from June 30, 2011, to December 31, 2015, excluding the Bank 1440 acquisition, compared to growth rates of 1.7 percent for the comparable group, 1.4 percent for all thrifts and 3.0 percent for Southwest thrifts.  The Bank grew 10.9 percent in 2015.

Bank 34’s deposits indicate an average annual increase of 2.8 percent from 2011 to 2015, excluding the Bank 1440 acquisition.  Annual deposit change was a 0.6 percent decrease in 2014 and an 11.8 percent increase in 2015, compared to average growth rates of 2.4 percent for the

61

Asset, Loan and Deposit Growth (cont.)

comparable group, 1.9 percent for all thrifts and 3.5 percent for Southwest thrifts.  The Bank had borrowed funds at December 31, 2015, of $13.0 million, representing 4.8 percent of assets, compared to the comparable group at 8.0 percent.

In spite of its deposit shrinkage historically, considering the demographics, competition and deposit base trends in its market area, the Bank’s ability to increase its asset, loan and deposit bases in the future is primarily dependent on its being able to increase its market share by competitively pricing its loan and deposit products, maintaining a high quality of service to its customers and continuing its stronger loan origination activity.  Bank 34’s primary market area experienced increases in population and households in its three market area counties between 2000 and 2010.  The Bank’s primary market area also indicated 2010 median household income lower than both state and national levels.  In 2010, median housing values in Dona Ana and Otero Counties were below state and national levels, and Maricopa County’s was higher than those of New Mexico and the United States.

Notwithstanding the proceeds of the planned second stage offering, the Bank’s primary focus of its operations in Dona Ana, Otero and Maricopa Counties should offer the Bank the potential for growth in assets, loans and deposits.  The total deposit base in Dona Ana County grew by 6.7 percent from June 30, 2014, to June 30, 2015, increased by 2.0 percent in Otero County and increased by 9.4 percent in Maricopa County; and during that period, the number of financial institution offices decreased by one office in Dona Ana County, remained the same in Otero County and decreased by twelve offices in Maricopa County.  At June 30, 2015, Bank 34’s deposit market share of the three-county market area was a minimal 0.2 percent.

Based on the foregoing factors, we have concluded that a modest upward adjustment to the Corporation’s pro forma value is warranted.

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DIVIDEND PAYMENTS

The Corporation has not made a decision to pay dividends.  The payment of cash dividends will depend upon such factors as earnings performance, financial condition, capital position, growth, asset quality and regulatory limitations.  Six of the ten institutions in the comparable group paid cash dividends during the most recent twelve months for an average dividend yield of 1.52 percent and an average payout ratio of 24.40 percent.  During that twelve month period, the average dividend yield was 2.25 percent and the average payout ratio was 47.51 percent for all thrifts.

In our opinion, no adjustment to the pro forma market value of the Corporation is warranted related to dividend payments, recognizing that the Corporation has paid a dividend in the past.

SUBSCRIPTION INTEREST

In 2014 and 2015, investors' interest in new issues has improved but is still not strong.  Such interest is possibly related to the improved performance of financial institutions overall, which could be challenged in the future due to the low interest rate environment and the compression of net interest margin.  The selective and conservative reaction of IPO investors appears generally to be related to a number of analytical, economic and market-related factors, including the financial performance and condition of the converting thrift institution, the strength of the local economy, housing market conditions, general market conditions for financial institution stocks and stocks overall, aftermarket price trends and the expectation of continued active merger/acquisition activity in the thrift industry.

Bank 34 will direct its offering initially to depositors and residents in its market area.  The board of directors and officers anticipate purchasing approximately $950,000 or 6.7 percent of the stock offered to the public based on the appraised midpoint valuation.   The Bank

63

Subscription Interest (cont.)

will form a new ESOP, which plans to purchase 8.0 percent of the total shares sold in the second stage offering.

The Bank has secured the services of Keefe, Bruyette & Woods, Inc., to assist in the marketing and sale of the conversion stock, including a possible syndicated offering.

Based on the smaller size of the offering, recent banking conditions, current market conditions, historical local market interest, the terms of the offering and recent subscription levels for second stage offerings, we believe that an upward adjustment is warranted for the Bank’s anticipated subscription interest.

LIQUIDITY OF THE STOCK

The Corporation will offer its shares through a subscription and community offering and, if required, a subsequent syndicated offering with the assistance of Keefe, Bruyette & Woods, Inc. The stock of the Corporation will be traded on NASDAQ.

The Bank's total public offering is considerably smaller in size than the average market value of the comparable group.  The comparable group has an average market value of $69.5 million for the stock outstanding compared to a midpoint public offering of $14.2 million for the Corporation, less the ESOP and the estimated 95,000 shares to be purchased by officers and directors.  Of the ten institutions in the comparable group, all trade on Nasdaq with those ten institutions indicating an average daily trading volume of over 4,200 shares during the last four quarters.

The comparable group has an average of 6,078,322 shares outstanding compared to 2,600,000 shares outstanding for the Corporation, including the exchange shares.

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Liquidity of the Stock (cont.)

Based on the average market capitalization, shares outstanding and daily trading volume of the comparable group, we have concluded that a downward adjustment to the Corporation’s pro forma market value is warranted relative to the liquidity of its stock.

MANAGEMENT

The chief executive officer of Bank 34 is Jill Gutierrez (reference Exhibit 24).  Ms. Gutierrez has served as president and chief executive officer of the Bank from 2011 to 2015.  In January 2015, Ms. Gutierrez became chief executive officer of the Bank, foregoing the title of president.  Ms. Gutierrez is also a director of the Bank, a position she has held since 2011.  Ms. Gutierrez has been with the Bank since 2007. Ms. Gutierrez has extensive banking experience, serving as senior vice president and senior lending officer at Southwest Bank, Alamogordo, and at First National Bank in Alamogordo.  Mr. William P. Kauper has been the president of Bank 34 since January 2015 and previously served Bank 34 as senior vice president and chief operations officer.  Mr. Kauper has served as an executive officer and board member in community and publicly traded banks in Wisconsin, Arizona, Colorado and New Mexico.  Prior to joining Bank 34, he was president and chief executive officer and a board member of Peoples National Bank in Colorado from 2006 through July 2010.  From 1999 through 2006, Mr. Kauper was employed by Western Security Bank in Scottsdale, Arizona, and served as its president/chief operating officer and as a board member at the time of the bank’s acquisition in 2006.  Mr. Kauper has been employed in the banking industry since 1975.

Mr. Jan Thiry joined Bank 34 as senior vice president, chief financial officer and treasurer in February 2014 and was named executive vice president, chief financial officer and treasurer in January 2015.  Mr. Thiry has over 35 years of experience with Wisconsin and Illinois financial institutions and multi-bank holding companies ranging in assets from $1.0 billion to $22.0 billion, with responsibilities including audit manager, controller and chief accounting officer.  He began his career as an auditor with a “Big 4” accounting firm, and prior to joining Bank 34,

65

Management (cont.)

spent three years as a consultant specializing in Securities and Exchange Commission reporting, investor relations, GAAP interpretation, merger and acquisition accounting and financial analysis with multi-national industrial corporations in the Chicago area.  Mr. Thiry is a Certified Public Accountant and has been an adjunct professor for a graduate business school, teaching courses in accounting, auditing, fraud investigation and business communications over the past 20 years.

During the Bank’s five most recent fiscal years, Bank 34 has been able to maintain a competitive net interest margin, reduce its nonperforming assets and reduce its real estate owned.  The Bank experienced decreases in loans, deposits and assets, and indicated losses in each year from 2011 to 2014, resulting in a decrease in its equity level and ratio.  In 2015, the Bank experienced growth in loan, deposits and assets and indicated positive earnings, with such growth continuing in the first quarter of 2016.  Bank 34’s interest rate risk is modest, primarily as a result of its higher share of adjustable rate loans.  The Bank’s earnings and return on assets improved in 2015 and then decreased in the three months ended March 31, 2016, while its net interest margin has been above industry averages, and management is confident that the Bank is now positioned for continued loan, deposit and asset growth and future positive earnings following its second stage offering.

Overall, we believe the Bank to be professionally and knowledgeably managed, as are the comparable group institutions.  It is our opinion that no adjustment to the pro forma market value of the Corporation is warranted for management.

MARKETING OF THE ISSUE

The necessity to build a new issue discount into the stock price of a second stage offering continues to be a closely examined issue in recognition of uncertainty among investors as a result of the thrift industry's problems with delinquent loans, dependence on interest rate trends,

66

Marketing of the Issue (cont.)

volatility in the stock market and recent legislation related to the regulation of financial institutions and their ability to generate selected income.

We believe that a new issue discount applied to the price to book valuation approach is appropriate and necessary in this offering.  In our opinion, the volatility in recent market trends cause us to conclude that a modest new issue discount is warranted in the case of this second stage offering.  Consequently, at this time we have made a small downward adjustment to the Corporation's pro forma market value related to a new issue discount.

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VI.	VALUATION METHODS

Introduction

Historically, the most frequently used method for determining the pro forma market value of common stock for thrift institutions by this firm has been the price to book value ratio method, due to the volatility of earnings in the thrift industry.   Historically in the thrift industry, more emphasis has been placed on the price to book method, particularly considering decreases in stock prices from 2008 to 2012.  During the past three years, however, as provision for loan losses decreased significantly resulting in renewed earnings in the industry, the price to earnings method has again become pertinent and meaningful in the objective of discerning commonality and comparability among institutions.  The price to earnings method was used in this valuation, but with less focus in recognition of the Corporation’s lower core earnings and negative historical earnings.  In determining the pro forma market value of this Corporation, primary emphasis has been placed on the price to book value method, with additional analytical and correlative attention to the price to earnings multiple and the price to assets method.

In recognition of the volatility and variance in earnings, the continued differences in asset and liability repricing and the frequent disparity in value between the price to book approach and the price to earnings approach, a third valuation method, the price to net assets method, has also been used.  The price to assets method is used less often for valuing ongoing institutions, but becomes more useful in valuing converting institutions when the equity position and earnings performance of the institutions under consideration are different.

In addition to the pro forma market value, we have defined a valuation range with the minimum of the range being 85.0 percent of the pro forma market value, the maximum of the range being 115.0 percent of the pro forma market value and the super maximum being 115.0 percent of the maximum.  The pro forma market value or appraised value will also be referred to as the "midpoint value."

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Introduction (cont.)

In applying each of the valuation methods, consideration was given to the adjustments to the Bank's pro forma market value discussed in Section V.  Downward adjustments were made for the Bank’s financial condition, earnings, liquidity of the stock and marketing of the issue.  No adjustments were made for the Bank’s market area, dividend payments, and management. A modest upward adjustment was made for subscription interest and a slight upward adjustment for asset, loan and deposit growth.

PRICE TO BOOK VALUE METHOD

In the valuation of thrift institutions, the price to book value method focuses on an institution's financial condition, and does not give as much consideration to the institution's long term performance and value as measured by earnings.  Due to the earnings volatility of many thrift stocks, the price to book value method is frequently used by investors who rely on an institution's financial condition rather than earnings performance.  Although this method is, under certain circumstances, considered somewhat less meaningful for institutions that provide a consistent earnings trend, it remains significant and reliable when an institution’s performance or general economic conditions are experiencing volatile or uncustomary trends related to internal or external factors, and serves as a complementary and correlative analysis to the price to earnings and price to assets approaches.

Exhibit 46 shows the average and median price to book value ratios for the comparable group which were 89.00 percent and 92.65 percent, respectively.  The full comparable group indicated a moderate pricing range, from a low of 56.46 percent (Central Federal Corp.) to a high of 109.93 percent (Timberland BanCorp).  The comparable group had higher average and median price to tangible book value ratios of 93.87 percent and 96.99 percent, respectively, with a range of 56.60 percent to 119.24 percent.  Excluding the low and the high in the group, the comparable group's price to book value range narrowed to a low of 74.55 percent and a high of 107.40

69

Price to Book Value Method (cont.)

percent, and the comparable group’s price to tangible book value range also narrowed moderately from a low of 76.50 percent to a higher of 107.40 percent.

Considering the foregoing factors in conjunction with the adjustments made in Section V, we have determined a fully converted pro forma price to book value ratio of 63.42 percent and a price to tangible book value ratio of 63.95 percent at the midpoint.  The price to book value ratio increases from 56.49 percent at the minimum to 76.36 percent at the super maximum, while the price to tangible book value ratio increases from 56.99 percent at the minimum to 76.94 percent at the super maximum.

The Corporation's pro forma price to book value and price to tangible book value ratios of 63.42 percent and 63.95 percent, respectively, as calculated using the prescribed formulary computation indicated in Exhibit 45, are influenced by the Bank's capitalization, asset quality position, earnings performance, local market and public ownership, as well as subscription interest in thrift stocks and overall market and economic conditions.  The Corporation's ratio of equity to assets after conversion at the midpoint of the valuation range will be approximately 14.16 percent compared to 12.96 percent for the comparable group.  Based on the price to book value ratio and the Bank's total equity of $29,890,000 at March 31, 2016, the indicated pro forma market value of the Corporation using this approach is $26,000,000 at the midpoint (reference Exhibit 45).

PRICE TO CORE EARNINGS METHOD

The foundation of the price to core earnings method is the determination of the core earnings base to be used, followed by the calculation of an appropriate price to core earnings multiple.  The Corporation’s after tax core earnings for the twelve months ended March 31, 2016, was $755,000 (reference Exhibit 7) and its net earnings was $591,000 for that period.  To

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Price to Core Earnings Method (cont.)

opine the pro forma market value of the Corporation using the price to core earnings method, we applied the core earnings base of $755,000.

In determining the fully converted price to core earnings multiple, we reviewed the ranges of the price to core earnings and the price to net earnings multiples for the comparable group and all publicly traded thrifts.  As indicated in Exhibit 44, the average price to core earnings multiple for the comparable group was 16.75, while the median was a higher 17.39.  The average price to net earnings multiple was 16.92, and the median multiple was 17.46.  The range of the price to core earnings multiple for the comparable group was from a low of 6.85 to a high of 27.58.  The range in the price to core earnings multiple for the comparable group, excluding the high and low ranges, was from a low multiple of 10.69 to a high of 21.02 times earnings for eight of the ten institutions in the group, indicating a modest narrowing of the range.

Consideration was given to the adjustments to the Corporation’s pro forma market value discussed in Section V.  In recognition of those adjustments, we have determined a fully converted price to core earnings multiple of 35.55 at the midpoint, based on the Corporation’s core earnings of $755,000 for the twelve months ended March 31, 2016.  The Corporation’s fully converted core earnings multiple of 35.55 is lower than its net earnings multiple, which was 46.45 times earnings.

PRICE TO ASSETS METHOD

The final valuation method is the price to assets method.  This method is not frequently used, since the calculation incorporates neither an institution's equity position nor its earnings base.  Additionally, the prescribed formulary computation of value using the pro forma price to net assets method does not recognize the runoff of deposits concurrently allocated to the purchase of conversion stock, returning a pro forma price to net assets ratio below its true level following conversion.

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Price to Assets Method (cont.)

Exhibit 45 indicates that the average price to assets ratio for the comparable group was 11.62 percent and the median was 11.69 percent.  The range in the price to assets ratios for the comparable group varied from a low of 6.13 percent (Central Federal Corp.) to a high of 18.71 percent (First Financial Northwest).  The range narrows slightly with the elimination of the two extremes in the group to a low of 8.52 percent and a high of 14.31 percent.

Consistent with the previously noted adjustments, it is our opinion that an appropriate price to assets ratio for the Corporation is 8.98 percent at the midpoint, which ranges from a low of 7.68 percent at the minimum to 11.71 percent at the super maximum.  Based on the Bank's March 31, 2016, asset base of $278,506,030, the indicated pro forma market value of the Corporation using the price to assets method is $26,000,000 at the midpoint (reference Exhibit 45).

VALUATION CONCLUSION

Exhibit 51 provides a summary of the valuation premium or discount for each of the valuation ranges when compared to the comparable group based on each of the fully converted valuation approaches.  At the midpoint value, the price to book value ratio of 63.42 percent for the Corporation represents a discount of 28.74 percent relative to the comparable group and decreases to a discount of 14.20 percent at the super maximum.  The price to assets ratio of 8.98 percent at the midpoint represents a discount of 22.72 percent, increasing to a premium of 0.77 percent at the super maximum.  Due to the Corporation’s lower core earnings, the price to core earnings multiple results in a significant premium at each valuation level from a premium of 79.16 percent at the minimum to 184.84 percent at the super maximum, as shown in Exhibit 51.

It is our opinion that as of May 16, 2016, the pro forma market value of the Corporation is $26,000,000 at the midpoint, representing 2,600,000 shares at $10.00 per share.  The pro forma valuation range of the Corporation is from a minimum of $22,100,000 or

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Valuation Conclusion (cont.)

2,210,000 shares at $10.00 per share to a maximum of $29,900,000 or 2,990,000 shares at $10.00 per share, and then to a super maximum of $34,385,000 or 3,438,500 shares at $10.00 a share, with such range being defined as 15 percent below the appraised value to 15 percent above the appraised value and then 15 percent above the maximum.

Our valuation assumptions, process and conclusions recognize that minority public shareholders collectively own 45.34 percent of the Bank’s outstanding shares, and that the current offering contemplates the sale of the 54.66 percent of the outstanding shares currently owned by AF Mutual Holding Company, combined with the $277 in cash held by AF Mutual Holding Company.  At the conclusion of the stock offering, the Corporation will own all the common stock of Bank 34 in conjunction with the completion of the second stage offering.  As indicated in Exhibit 46, in the second stage conversion, each minority share will be exchanged for 1.5480 shares of the Corporation at the midpoint of the offering range, with that exchange ratio being 1.3158 shares, 1.7803 shares and 2.0473 shares at the minimum, maximum, and super maximum of the offering range, respectively.

The appraised value of Bancorp 34, Inc., as of May 16, 2016, is $26,000,000 at the midpoint.

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